UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HEALTHSPRING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067
(615) 291-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2008

Dear Stockholder:
     On Tuesday, May 20, 2008, HealthSpring, Inc. will hold its annual meeting of stockholders at its corporate headquarters located at 9009 Carothers Parkway, Franklin, Tennessee. The meeting will begin at 10:00 a.m., local time.
     Only stockholders that owned our common stock at the close of business on April 2, 2008 are entitled to notice of and may vote at this meeting. A list of our stockholders will be available at our corporate headquarters at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee, during ordinary business hours for at least ten days prior to the annual meeting. At the meeting, we will consider the following proposals described in detail in the accompanying proxy statement:
1.	To elect two Class III directors to serve three year terms or until their respective successors have been duly elected and qualified;

2.	To approve the Company’s 2008 Management Stock Purchase Plan; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.
     References to “HealthSpring,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HealthSpring, Inc. and its affiliates unless otherwise indicated.
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE OR, IF APPLICABLE, VOTE BY TELEPHONE OR ELECTRONICALLY PURSUANT TO THE INSTRUCTIONS PROVIDED BY YOUR BROKER OR OTHER NOMINEE.
By Order of the Board of Directors,

J. Gentry Barden
Senior Vice President, General Counsel, and Secretary
Franklin, Tennessee
April 18, 2008

QUESTIONS AND ANSWERS
CORPORATE GOVERNANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2007 AND 2006
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — APPROVAL OF THE 2008 MANAGEMENT STOCK PURCHASE PLAN
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
EXECUTIVE AND DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

HEALTHSPRING, INC.
9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067

Proxy Statement for Annual Meeting of Stockholders
to be held on May 20, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON TUESDAY, MAY 20, 2008
          The Company’s Proxy Statement, form of Proxy Card, and 2007 Annual Report to Stockholders are available at http://ir.healthspring.com/proxy.cfm.
          Pursuant to new rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement, the form of Proxy Card, and our 2007 Annual Report to Stockholders are available at the website listed above, which, in accordance with SEC rules, does not have “cookies” that can identify visitors to the site.
QUESTIONS AND ANSWERS
1. Q: WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?
A:	This proxy statement was first mailed to stockholders on or about April 18, 2008. Our 2007 Annual Report to Stockholders is being mailed with this proxy statement. The annual report is not part of the proxy solicitation materials.
2. Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?
A:	At the annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement: the election of two Class III directors and the approval of the 2008 Management Stock Purchase Plan. In addition, following the formal business of the meeting, our management will provide a business overview and be available to respond to questions from our stockholders.
3. Q: WHO MAY ATTEND THE ANNUAL MEETING?
A:	Stockholders of record as of the close of business on April 2, 2008, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at 9:30 a.m. local time.
4. Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
A:	Only stockholders of record as of the close of business on April 2, 2008 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 58,894,267 shares of our common stock outstanding, held by approximately 209 holders of record. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.
5. Q: WHO IS SOLICITING MY VOTE?
A:	This proxy solicitation is being made and paid for by HealthSpring. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. We will also request that brokerage houses and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such persons. We will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.
6. Q: ON WHAT MAY I VOTE?
A:	You may vote on the election of two Class III directors to serve three year terms on our board of directors. You may also vote on the approval of the 2008 Management Stock Purchase Plan.
7. Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?
A:	The board unanimously recommends that you vote FOR each of the Class III director nominees and FOR the approval of the 2008 Management Stock Purchase Plan.
8. Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
A:	We are not aware of any business to be considered at the 2008 annual meeting other than the matters described in this proxy statement. If any other business is presented at the annual meeting, your signed proxy card gives authority to Kevin M. McNamara, our Executive Vice President and Chief Financial Officer, and J. Gentry Barden, our Senior Vice President, General Counsel, and Secretary, to vote on such matters at their discretion.
9. Q: HOW DO I VOTE?
A:	If you are a registered stockholder, you may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of each Class III nominee named under “Proposal 1 – Election of Directors” and FOR the approval of the 2008 Management Stock Purchase Plan. You have the right to revoke your proxy at any time before the meeting by:
•	notifying our Secretary in writing, at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067;

•	voting in person;

•	submitting a later-dated proxy card; or

•	if applicable, submitting new voting instructions to your broker or nominee.
If you have questions about how to vote or revoke your proxy, you should contact our Secretary at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. For shares held in street name, refer to Question 11 below.
10. Q: CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?
A:	If you are a registered stockholder, you may not vote by telephone or electronically through the Internet. If your shares are held in street name, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.
11. Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?
A:	If your shares are held by your broker or other nominee, often referred to as held in “street name,” you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.
12. Q: WHAT IS THE VOTE REQUIRED TO APPROVE THE PROPOSALS?
A:	Each of the Class III director nominees must receive affirmative votes from a plurality of the votes cast to be elected. This means that the two nominees receiving the greatest number of votes will be elected as Class III directors. The New York Stock Exchange, or NYSE, listing standards require that the Company’s 2008 Management Stock Purchase Plan be approved by a majority of the votes cast, provided that the total votes cast on that proposal represent more than 50% of all the securities entitled to vote on the proposal.

13. Q: WHAT CONSTITUTES A “QUORUM”?
A:	The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker nonvotes will be included in the calculation of the number of shares considered to be present at the meeting.
14. Q: WHAT IF I ABSTAIN FROM VOTING?
A:	If you attend the meeting or send in your signed proxy card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the election of directors, your abstention will have no effect on the outcome. If you abstain from voting on the approval of the 2008 Management Stock Purchase Plan, your abstention will have the same effect as a vote against the proposal.
15. Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?
A:	If you are a registered stockholder and you do not sign and return your proxy card, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to American Stock Transfer & Trust Company at 59 Maiden Lane, New York, NY 10038, (718) 921-8208. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on nonroutine matters. Under NYSE rules, the proposal relating to the election of directors is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. The approval of the 2008 Management Stock Purchase Plan is not a routine matter. Therefore, if you do not issue instructions to your broker regarding “Proposal 2 – Approval of the Management Stock Purchase Plan,” your broker may not vote your shares at its discretion on your behalf.
16. Q: WHAT IS A “BROKER NONVOTE”?
A:	Under the NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.” The election of directors is deemed to be a routine matter. The approval of the 2008 Management Stock Purchase Plan is not a routine matter.
17. Q: WHAT IS THE EFFECT OF A BROKER NONVOTE?
A:	Broker nonvotes will be counted for the purpose of determining the presence of a quorum, but will not be counted for determining the number of votes cast, as a broker nonvote is not considered “entitled to vote” on a matter. A broker nonvote will not affect the outcome of Proposal 1. A broker nonvote will, however, reduce the number of shares required for a majority with respect to Proposal 2 (by reducing the number of shares from which such majority is calculated).
18. Q: WHO WILL COUNT THE VOTES?
A:	One of our officers will count the votes and act as an inspector of election.
19. Q: CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?
A:	If you are unable to attend the meeting in person, we encourage you to send in your proxy card. We will not be broadcasting our annual meeting telephonically or over the Internet.
20. Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter ending June 30, 2008, that will be filed with the Securities and Exchange Commission, or SEC. All reports we file with the SEC are available when filed. Please refer to the answer to Question 23 below.

21.	Q: WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY STATEMENT FOR THE NEXT ANNUAL MEETING?
A:	Any stockholder proposal must be submitted in writing to J. Gentry Barden, Senior Vice President, General Counsel, and Secretary, HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067, prior to the close of business on December 19, 2008, to be considered timely for inclusion in next year’s proxy statement. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
22. Q: WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?
A:	Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than one hundred twenty (120) nor more than one hundred fifty (150) days before the date of the anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the “Investor Relations – Corporate Governance” section of our website, www.healthspring.com.
23. Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?
A:	We will provide additional copies of this proxy statement or voting materials, and a copy of our 2007 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2007, without charge to any stockholder who makes a written request to our Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at www.sec.gov or on the Investor Relations section of the Company’s website at www.healthspring.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.
24. Q: HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?
A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067, or by calling the Secretary at (615) 291-7000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

CORPORATE GOVERNANCE
          We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. We have adopted and implemented charters, policies, procedures, and controls that we believe promote and enhance corporate governance, accountability, and responsibility, and a culture of honesty and integrity. Our corporate governance guidelines, code of business conduct and ethics, and various other governance related policies and board committee charters are available on the Investor Relations section of our website at www.healthspring.com under “Corporate Governance – Governance Documents,” and are available in print free of charge upon written request to the Company’s Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067.
Board Independence and Operations
          We currently have eight board members, six of whom are “independent” under applicable standards. Our board of directors consults with the Company’s counsel to ensure that the board members’ independence determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in the listing standards of the NYSE. To assist in the board members’ independence determinations, each director completes, on an annual basis, materials designed to identify any relationships that could affect the director’s independence. The board has determined that each of Messrs. Bruce M. Fried, Robert Z. Hensley, Sharad Mansukani, Russell K. Mayerfeld, Joseph P. Nolan, and Martin S. Rash is an “independent director” consistent with the objective standards of applicable laws and regulations, and that such persons do not otherwise have any relationship (either directly or indirectly as a partner, stockholder, or officer of an organization that has a material relationship with us) that, in the opinion of the board of directors, would impair his independence. The board has not established categorical standards or guidelines by which to analyze the subjective aspects of these determinations, but considers all relevant facts and circumstances known to the board. Mr. Hensley serves on the audit committees of three other publicly registered companies in addition to HealthSpring. The Board has determined that such simultaneous service does not impair Mr. Hensley’s ability to serve on our audit committee.
          As further described in our corporate governance guidelines, the board has created the position of presiding director whose primary responsibility is to preside over executive sessions of the non-management directors. The presiding director also performs such other duties as the board may from time to time delegate to him to assist the board in the fulfillment of its responsibilities. Currently, Mr. Mayerfeld, in his capacity as chair of the nominating and corporate governance committee, is the presiding director and he will continue serving in this position unless and until a successor presiding director has been appointed in compliance with our corporate governance guidelines.
          The board of directors and its committees meet periodically during the year as deemed appropriate. The board of directors is generally responsible for establishing our corporate policies and reviewing and assessing our corporate objectives and strategies and other major transactions and capital commitments. During 2007, the board of directors met ten times. No director attended fewer than 75% of the 2007 meetings of the board of directors and its committees on which such director served.
Board Committee Composition
          We have three standing committees of our board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee. The audit committee consists of three persons, none of whom is employed by us and each of whom is “independent” as defined under the independence requirements of the NYSE and the SEC applicable to audit committee members. In addition, the board has determined that Mr. Hensley, the chairman of our audit committee, is an “audit committee financial expert” within the meaning of the applicable SEC regulations and that each member of the audit committee has the accounting and financial expertise required by the NYSE’s listing standards. The compensation committee and nominating and corporate governance committee each consists of four persons, none of whom is employed by us and each of whom is “independent” as defined under the rules of the NYSE. Each of our committees operates under a charter adopted by our board of directors. It is the policy of the board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.

          The composition of our board committees as of the date of this proxy statement is set forth below:

Nominating and
Name of Director	Audit	Compensation	Corporate Governance
Bruce M. Fried	Member		Member
Robert Z. Hensley	Chair	Member
Sharad Mansukani		Member
Russell K. Mayerfeld	Member		Chair
Joseph P. Nolan		Member	Member
Martin S. Rash		Chair	Member
          Audit Committee. The audit committee met eleven times in 2007. The audit committee is responsible for, among other matters:
•	selecting the Company’s independent registered public accounting firm;

•	pre-approving all audit and permitted non-audit services to be performed by such firm;

•	approving the overall scope of the audit;

•	assisting the board of directors in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function, and our compliance with legal and regulatory requirements;

•	meeting to review and discuss the annual and quarterly financial statements and reports with management and the independent registered public accounting firm;

•	reviewing and discussing each earnings press release, as well as financial information and any earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting separately and periodically with management, internal auditors, and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response; and

•	reviewing and approving related party transactions.
          Compensation Committee. The compensation committee met six times in 2007. The compensation committee is responsible for, among other matters:
•	reviewing employee compensation philosophies, policies, plans, and programs;

•	reviewing and overseeing the evaluation of executive officer performance and other related matters;

•	reviewing and approving the actual compensation of each of our executive officers;

•	reviewing and approving employment contracts and other similar arrangements with our officers;

•	administration of equity incentive plans and other incentive compensation plans or arrangements; and

•	recommending the “Compensation Discussion and Analysis” to the board of directors for inclusion in the proxy statement and incorporation by reference in the Annual Report on Form 10-K.
Additional information regarding the process undertaken by the compensation committee in the determination of executive compensation and its other functions is included under “Executive and Director Compensation – Compensation Discussion and Analysis.” The full board is responsible for approving non-employee director compensation.
          Nominating and Corporate Governance Committee. The nominating and corporate governance committee met four times in 2007. The nominating and corporate governance committee is responsible for, among other matters:
•	evaluating the composition, size, and governance of our board of directors and its committees;

•	making recommendations regarding future planning and the appointment of directors to our committees;

•	evaluating and recommending candidates for election to our board of directors, including those candidates properly presented by our stockholders;

•	overseeing the performance and self-evaluation process of our board of directors and its standing committees;

•	reviewing management succession plans;

•	reviewing and monitoring compliance with our code of business conduct and ethics and our corporate governance guidelines; and

•	reviewing and developing our corporate governance policies and providing recommendations to the board of directors regarding possible changes.
Selection of Board Nominees and Director Qualifications
          The nominating and corporate governance committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms, stockholders, members of management, or other persons. A stockholder who desires for the nominating and corporate governance committee to consider a nomination for director must comply with the notice, timing, and other requirements in the Company’s bylaws. Each nomination submitted in this manner must include the name and address of the nominee and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. It is the policy of the Company that all nominees be evaluated in the same manner.
          The nominating and corporate governance committee reviews the qualifications of potential director candidates in accordance with the committee’s charter and our corporate governance guidelines. The committee’s consideration of a candidate as a director includes an assessment of the individual’s understanding of the Company’s business, the individual’s professional and educational background, skills, and abilities and potential time commitment, and whether such characteristics are consistent with our corporate governance guidelines and other criteria established by the nominating and corporate governance committee from time to time. To make an effective contribution to the Company, a director must possess experience in one or more of the following:
•	business or management for complex and large consolidated companies or institutions;

•	accounting or finance for complex and large consolidated companies or institutions;

•	leadership, strategic planning, or crisis response for complex and large consolidated companies or institutions;

•	the healthcare industry, generally;

•	the managed care and/or Medicare industries, in particular; and/or

•	other significant and relevant areas deemed by the nominating and corporate governance committee to be valuable to the Company.
          The nominating and corporate governance committee will consider a candidate’s qualifications, background, skills, and abilities, and whether such characteristics fulfill the needs of the Company and the board at that time. The committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for board membership. If the nominating and corporate governance committee determines that the candidate is suitable and meets the criteria for board membership, the candidate will be invited to meet with the senior management of the Company and other members of the board of directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis for input to the nominating and corporate governance committee regarding the candidate. On the basis of its assessment, and taking into consideration input from other board members and senior management, the nominating and corporate governance committee will formally consider whether to recommend the candidate’s nomination for election to the board of directors.
          It is our policy that each director should take reasonable steps to keep informed on corporate governance “best practices” and their application in the managed care and Medicare environments. In addition, prior to accepting re-nomination, each director is required to evaluate himself or herself as to whether he or she satisfies the criteria described above. The board intends to monitor the mix of skills and experience of its directors in order to ensure that the board has the necessary tools to perform its oversight functions effectively. The nominating and corporate governance committee may also adopt such procedures and criteria not inconsistent with our corporate governance guidelines as it considers advisable for the assessment of director candidates.
Code of Business Conduct and Ethics
          The Company has a code of business conduct and ethics that complies with the NYSE listing standards and is applicable to all directors, officers, and employees of the Company. The code of business conduct and ethics is available on the Investor Relations section of the Company’s website at www.healthspring.com. The Company intends to post amendments to or waivers, if any, from its code of business conduct and ethics (to the extent applicable to the Company’s directors or its chief executive officer, principal financial officer, or principal accounting officer) at this location on its website.

Corporate Governance Guidelines
          The Company has adopted corporate governance guidelines that we believe reflect the board’s commitment to a system of governance that enhances corporate responsibility and accountability. The corporate governance guidelines are available on the Investor Relations section of the Company’s website at www.healthspring.com.
Policy Regarding Communications with the Board of Directors
          Stockholders and any other interested party may communicate with any of the Company’s directors, including the chair of any of the committees of the board, the presiding director, or the non-management directors as a group by writing to them c/o HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. The Secretary or, if applicable, the Company’s compliance officer will review all such communications and direct appropriate communications to the appropriate director.
Policy Regarding Director Attendance at Annual Meetings of Stockholders
          We have adopted a policy, that is included within our corporate governance guidelines, stating that directors are strongly encouraged to attend HealthSpring’s annual meetings of stockholders. All of our directors other than Mr. Nolan attended the 2007 annual meeting of stockholders.
Executive Sessions
          We have adopted a policy, that is included within our corporate governance guidelines, that the directors periodically meet in executive session and that our “non-management” directors meet at least once a year in an executive session including only such non-management directors. The sessions are typically scheduled and chaired by the presiding director.
Compensation Committee Interlocks and Insider Participation
          The compensation committee of the board of directors is currently composed of Martin S. Rash (Chair), Robert Z. Hensley, Sharad Mansukani, and Joseph P. Nolan. None of these persons has at any time been an officer or employee of HealthSpring or any of its subsidiaries. There are no relationships among HealthSpring’s executive officers, members of the compensation committee, or entities whose executives serve on the compensation committee that require disclosure under applicable SEC regulations.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC, the NYSE, and us. Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2007 and written representations to the Company that we have received from such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers, and greater than ten-percent beneficial owners for 2007, except for Joseph P. Nolan, who failed to timely file two reports covering three transactions.

AUDIT COMMITTEE REPORT
          The audit committee consists of three independent, non-employee directors and operates under a written charter, adopted by the board of directors, which is posted on the Investor Relations section of the Company’s website with certain of our other governance documents at www.healthspring.com.
          The primary purposes of the audit committee are to assist the board of directors in fulfilling its responsibility to oversee (i) the integrity of the financial statements of HealthSpring; (ii) HealthSpring’s compliance with legal and regulatory requirements; (iii) the independent registered public accountants’ qualifications, independence, and performance; and (iv) the performance of HealthSpring’s internal audit function. The audit committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants. The independent registered public accountants and the Company’s internal auditors report directly to the audit committee and meet with the audit committee regularly, including at formal audit committee meetings with and without management present.
          Management of the Company has the primary responsibility for the preparation of the financial statements. Management is also responsible for maintaining adequate internal control over financial reporting and disclosure procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the financial statements and for auditing the effectiveness of our internal control over financial reporting.
          In the performance of its oversight function, the audit committee reviewed and discussed the audited financial statements for 2007 and the Company’s internal accounting controls and the overall quality of the Company’s financial reporting with management, the internal auditors, and the independent registered public accountants. At the conclusion of the process, management also provided the audit committee with, and the audit committee reviewed a report on, the effectiveness of the Company’s internal control over financial reporting. The Company’s management represented to the audit committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee discussed with HealthSpring’s management the critical accounting policies applied by the Company in the preparation of its financial statements. The audit committee also discussed with the Company’s management the process for reviewing and supporting certifications by the Chief Executive Officer and Chief Financial Officer.
          The audit committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU section 380). In addition, the audit committee received from the independent registered public accountants the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from HealthSpring and its management. The audit committee also evaluated whether the independent registered public accountants’ provision of non-audit services to HealthSpring was compatible with the auditor’s independence and determined it was compatible.
          The Audit Committee also reviewed the following, all of which are included in our Annual Report on Form 10-K for the year ended December 31, 2007: Management’s Report on Internal Control over Financial Reporting; KPMG LLP’s Report of Independent Registered Public Accounting Firm; and KPMG LLP’s Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting.
          In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements in HealthSpring’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Robert Z. Hensley (Chair)
Bruce M. Fried
Russell K. Mayerfeld
The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by HealthSpring under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be “filed” under such acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The audit committee has selected KPMG LLP, who conducted our audit for 2007, to be our independent registered public accounting firm for 2008. Representatives of KPMG LLP will attend our annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to your questions.
FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2007 AND 2006
          Audit Fees. The aggregate audit fees and out-of-pocket expenses billed by KPMG LLP relating to the 2007 integrated audit and quarterly reviews totaled $1,500,000. The comparable total for 2006 was $716,500. Audit fees include fees related to professional services rendered by KPMG LLP in connection with the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements, fees for audit services in connection with statutory and regulatory filings of our HMO subsidiaries, and, for 2007, the audit of our internal control over financial reporting.
          Audit-Related Fees. There were no audit-related fees billed by KPMG LLP for products or services in 2007. The aggregate fees billed by KPMG LLP for such services in 2006 totaled $90,000, which related to services rendered by KPMG LLP in connection with a secondary public offering of common stock in October 2006.
          Tax Fees. There were no fees billed by KPMG LLP for professional services rendered for tax compliance, tax advice, or tax planning for 2007 or 2006.
          All Other Fees. There were no fees paid by us to KPMG LLP for other products or services in 2007. The aggregate fees paid by us to KPMG LLP for other products or services totaled $15,000 for 2006, which related to assistance with our due diligence review by KPMG LLP of financial statements of a potential acquisition candidate.
          The audit committee charter, among other things, requires the audit committee to pre-approve all audit and non-audit services (subject to permitted de minimis exceptions) to be performed for the Company by its independent registered public accounting firm, including the fees and terms thereof. If a request for these services is made between audit committee meetings, the audit committee has delegated the authority to the chairman of the audit committee to approve such services and, in his absence or unavailability, to such other available audit committee member. Any decisions between meetings to pre-approve any services are confirmed by the audit committee at its next scheduled meeting. All services performed for the Company by KPMG LLP in 2007 were pre-approved by the audit committee or otherwise in accordance with the procedures described above.

PROPOSAL 1 — ELECTION OF DIRECTORS
          The current board of directors of HealthSpring consists of eight directors. Our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. The terms of the Class III directors expire in 2008 and, accordingly, two Class III directors will be elected at the annual meeting. Upon the recommendation of our nominating and corporate governance committee, our board of directors recommends that Messrs. Hensley and Mayerfeld, who are currently serving as Class III directors, be re-elected as Class III members of the board of directors at the annual meeting.
          Each of the nominees, if elected, will serve a three year term as a Class III director until the annual meeting of stockholders in 2011 or until his respective successor is duly elected and qualified. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the board of directors, unless the board of directors chooses to reduce the number of directors serving on the board. The board of directors has no reason to believe that either of the nominees will be unable or unwilling to serve as a Class III director if elected.
          Information concerning the nominees proposed by the board of directors for election, and our directors whose terms do not expire at the meeting, is set forth below.
Class III Director Nominees (Standing for Election at the Annual Meeting)
Robert Z. Hensley, Age 50
Director Since 2006
          Robert Z. Hensley has served as one of the Company’s directors since the Company’s initial public offering in February 2006. From July 2002 to September 2003, Mr. Hensley was an audit partner at Ernst & Young LLP in Nashville, Tennessee. He served as an audit partner at Arthur Andersen LLP in Nashville, Tennessee from 1990 to 2002, and he was the office managing partner of the Nashville, Tennessee office of Arthur Andersen LLP from 1997 to July 2002. Mr. Hensley is the founder and an owner of two real estate and rental property development companies and an investor in a private publishing company, each of which is located in Destin, Florida. He also serves as a director of Advocat, Inc., a provider of long-term care services to nursing home patients and residents of assisted living facilities, COMSYS IT Partners, Inc., an information technology services company, and Spheris, Inc., a provider of medical transcription technology and services. Mr. Hensley holds a Master of Accountancy degree and a B.S. in Accounting from the University of Tennessee. Mr. Hensley is a certified public accountant. Mr. Hensley has been designated the Company’s audit committee financial expert. For more information see “Corporate Governance – Board Committee Composition.”
Russell K. Mayerfeld, Age 54
Director Since 2006
          Russell K. Mayerfeld has served as one of the Company’s directors since February 2006. Mr. Mayerfeld has served as the managing member of Excelsus LLC, an advisory services firm, since 2004. From April 2003 to March 2004, he provided advisory services and was a private investor. Mr. Mayerfeld was managing director, investment banking, of UBS LLC and its predecessors from May 1997 to April 2003, and managing director, investment banking, of Dean Witter Reynolds Inc. from 1988 to 1997. Mr. Mayerfeld holds an M.B.A. from Harvard University and a B.S. in Accountancy from the University of Illinois.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE CLASS III NOMINEES.
Class I Directors (Terms Expire in 2009)
Bruce M. Fried, Age 58
Director Since 2006
          Bruce M. Fried has served as one of the Company’s directors since June 2006. Mr. Fried has been a partner at the law firm of Sonnenschein Nath & Rosenthal LLP in their Washington, D.C. office since January 2003. Mr. Fried counsels and represents health plans, physician organizations, hospital groups, and other healthcare organizations with regard to Medicare, Medicaid, HIPAA, and other federal healthcare programs and policies. From 1998 to January 2003, Mr. Fried was a partner at the law firm of Shaw Pittman LLP. Prior to returning to private law practice in 1998, Mr. Fried served in various capacities for the federal agency formerly known as the Health Care Finance Administration, or HCFA, now known as the Centers for Medicare and Medicaid Services, or CMS, including as director of HCFA’s Office of Managed Care. He also serves as a director of other civic and charitable organizations. Mr. Fried holds a J.D. from the University of Florida College of Law and a B.A. from the University of Florida.

Herbert A. Fritch, Age 57
Director Since 2005
          Herbert A. Fritch has served as the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company and its predecessor, NewQuest, LLC, since the commencement of operations in September 2000. Beginning his career in 1973 as an actuary, Mr. Fritch has over 30 years of experience in the managed healthcare business. Prior to founding NewQuest, LLC, Mr. Fritch founded and served as president of North American Medical Management, Inc., or NAMM, an independent physician association management company, from 1991 to 1999. NAMM was acquired by PhyCor, Inc., a physician practice management company, in 1995. Mr. Fritch also served as vice president of managed care for PhyCor following PhyCor’s acquisition of NAMM. Prior to NAMM, Mr. Fritch served as a regional vice president for Partners National Healthplans from 1988 to 1991, where he was responsible for the oversight of seven HMOs in the Southern United States. Mr. Fritch holds a B.A. in Mathematics from Carleton College. Mr. Fritch is a fellow of the Society of Actuaries and a member of the Academy of Actuaries.
Joseph P. Nolan, Age 43
Director Since 2005
          Joseph P. Nolan has served as one of the Company’s directors since March 2005. Mr. Nolan joined GTCR Golder Rauner, LLC, or GTCR, which was the majority investor in our 2005 recapitalization transaction, in 1994 and became a principal in 1996. Mr. Nolan is currently the head of the Healthcare Services Group of GTCR and a member of the firm’s administrative and investment committees. Mr. Nolan was previously on the board of Province Healthcare Company, an operator of non-urban acute care hospitals, and currently serves as a director of several private companies including Capella Healthcare, an operator of acute care hospitals, and APS Healthcare, a provider of disease management and behavioral services. Mr. Nolan holds an M.B.A. from the University of Chicago and a B.S. in Accountancy from the University of Illinois.
Class II Directors (Terms Expire in 2010)
Benjamin Leon, Jr., Age 63
Director Since 2007
          Benjamin Leon, Jr. was appointed as a director of the Company in October 2007. Mr. Leon’s appointment to the board was negotiated as a condition under the Stock Purchase Agreement, dated August 9, 2007, entered into by and among a wholly-owned subsidiary of the Company, Leon Medical Centers Health Plans, Inc. (“LMC Health Plans”), and the stockholders of LMC Health Plans, pursuant to which we acquired all of the outstanding capital stock of LMC Health Plans. Mr. Leon has over 40 years of experience in the managed healthcare business. From 2002 until its acquisition by the Company in October 2007, Mr. Leon was the chairman and chief executive officer of LMC Health Plans. Since its founding in 1996, Mr. Leon has also served as chairman and chief executive officer of Leon Medical Centers, Inc., which currently operates five Medicare-only medical centers in Miami-Dade County, Florida, and is the exclusive medical center provider for LMC Health Plans.
Sharad Mansukani, Age 38
Director Since 2007
          Dr. Sharad Mansukani has served as one of the Company’s directors since June 2007. Dr. Mansukani serves as a senior advisor of Texas Pacific Group, a private equity investment firm, and serves on the faculties of both the University of Pennsylvania and Temple University schools of medicine. Dr. Mansukani is also chief strategic officer for NationsHealth, Inc., a supplier of prescription drugs. Dr. Mansukani previously served as senior advisor to the administrator of CMS from 2003 to 2005, and as senior vice president and chief medical officer of Health Partners, a non-profit Medicaid and Medicare health plan owned at the time by certain Philadelphia-area hospitals, from 1999 to 2003. Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of Business. Dr. Mansukani also serves as a director of IASIS Healthcare, LLC, an owner and operator of acute care hospitals, Matrix Laboratories Limited, a pharmaceutical manufacturer, and Aerie Pharmaceuticals, Inc., an ophthalmologic pharmaceutical company.
Martin S. Rash, Age 53
Director Since 2005
          Martin S. Rash has served as one of the Company’s directors since March 2005. From December 1996 until its acquisition by LifePoint Hospitals, Inc. in 2005, Mr. Rash served as chief executive officer and a director of Province Healthcare Company. Mr. Rash also served as chairman of the board of directors of Province from May 1998 until its acquisition and had served as a director since February 1996. He served as chief executive officer and director of its predecessor, Principal Hospital Company, from February 1996 to December 1996 and as chief operating officer of Community Health Systems from 1994 to 1996. Mr. Rash holds an M.B.A. and a B.S. in Accounting from Middle Tennessee State University.

PROPOSAL 2 — APPROVAL OF THE 2008 MANAGEMENT STOCK PURCHASE PLAN
          Our board of directors has adopted and recommends that you approve the HealthSpring, Inc. 2008 Management Stock Purchase Plan, or MSPP. The MSPP provides for the granting of rights to purchase shares of the Company’s common stock to officers (including executive officers) of the Company who are subject to the Company’s Stock Ownership Guidelines (22 persons as of April 18, 2008). The MSPP will be administered by the compensation committee of the board of directors, which can make such rules and regulations and establish such procedures for the administration of the MSPP as it deems appropriate. The maximum number of shares of the common stock to be authorized and reserved for issuance under the MSPP is 500,000 shares, subject to equitable adjustment as set forth in the MSPP, provided that no individual officer may exercise rights to purchase more than $5,000,000 in shares in any year under the MSPP. The primary purposes of the MSPP are to attract and retain highly-qualified executives, to enable executives to develop and maintain a substantial equity-based interest in the Company, and to align executive and stockholder long-term interests by creating a direct link between executive compensation and long-term stockholder return.
          Because the MSPP depends on the voluntary participation of the officers, the benefit amounts under the MSPP to executive officers are not currently determinable.
          Features of MSPP
          The following is a brief summary of the principal features of the MSPP, which is qualified in its entirety by reference to the MSPP itself, a copy of which is attached as Exhibit A to this proxy statement.
          All officers of the Company who are currently subject to the Company’s Stock Ownership Guidelines have been designated by the compensation committee as eligible to participate in the MSPP. Each participant may elect to receive, in lieu of a specified portion of his or her annual cash bonus, a number of restricted shares equal to the amount of such specified portion of the annual cash bonus divided by a dollar amount equal to 85% of the fair market value of a share on the date on which such restricted shares are granted. Any participant who makes such an election will be entitled to a grant of restricted shares generally by March 15 of each calendar year following the year for which the election is in effect. Generally, any election to participate in the MSPP is effective beginning with the calendar year next following the year in which the election is made. Assuming adoption of the MSPP by the stockholders at the 2008 Annual Meeting, however, participants will have a special, one-time 30-day election period to defer up to approximately 60% of their anticipated cash bonus payable in 2009 (with respect to 2008 performance). Once an election has become effective, a participant may cancel such election or make a change in the applicable bonus reduction percentage by filing an appropriate notice. Any such notice is generally not effective, however, until the beginning of the calendar year next following the year in which it is filed.
          The restricted period for restricted shares granted under the MSPP is generally two years from the date of grant. If a participant’s employment is terminated during the restricted period, then, except as provided below, the participant’s rights to restricted shares under the MSPP will be entirely forfeited and the participant will instead have the right to receive a cash payment equal to the lesser of (i) the then-current fair market value of the restricted shares, or (ii) the bonus amounts foregone by the participant as a condition of receiving such restricted shares. If, during the restricted period, termination of employment of a participant resulted from death or disability or in the event of a change in control of the Company, the restrictions on the restricted shares will immediately lapse. If, during the restricted period, a participant is terminated by the Company without cause, the participant’s right to the restricted shares will be forfeited entirely and the participant will instead have the right to receive a cash payment equal to either (i) the then-current fair market value of the restricted shares, or (ii) the bonus amounts foregone by the participant as a condition of receiving such restricted shares. The compensation committee will decide, in its sole discretion, which of these amounts will be payable. In addition, the compensation committee may, in its discretion, accelerate the lapse of such restrictions upon a participant’s retirement.
          No grants of restricted stock can be made under the MSPP after May 20, 2018. Holdings of restricted shares acquired prior thereto, however, can extend beyond such date, and the provisions of the MSPP will continue to apply thereto.
          The Board can suspend, terminate, modify, or amend the MSPP; provided, however, that an amendment that requires stockholder approval for the MSPP to comply with any law, regulation, or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders.

          Federal Income Tax Consequences
          The following is a brief summary of the principal federal income tax consequences of transactions under the MSPP based on current federal income tax laws. The summary is not intended to constitute tax advice and does not address, among other things, possible state, local, or foreign tax consequences.
          A participant generally must include as ordinary income the fair market value of the restricted shares at the earlier of the time such restricted shares are either transferable or no longer subject to a deferred substantial risk of forfeiture (the “forfeiture period”) within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended, or the Code. Any participant can elect pursuant to Section 83(b) of the Code to include as ordinary income, in the year of transfer of the restricted shares, an amount equal to the fair market value of the restricted shares on the date of such transfer; such an election must be made within 30 days of the date of such transfer. A participant’s tax basis in restricted shares is equal to the amount paid for such shares plus the amount includable in income with respect to such restricted shares. With respect to the sale of restricted shares after the expiration of the forfeiture period, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on the holding period. The holding period for capital gains treatment will begin when the forfeiture period expires, unless the participant has made a Section 83(b) election in which event the holding period will commence just after the date of transfer of the restricted shares by the Company to such person. The Company generally will be entitled to a deduction in the amount of a participant’s income at the time such income is so recognized, provided that the participant includes such amount in income or the Company satisfies applicable reporting requirements, and subject to possible limitations on deductibility under Section 162(m) of the Code of compensation paid to executives designated in that Section.
          If the compensation committee determines that the Company may lose its federal income tax deduction in connection with the future lapsing of restrictions on restricted shares held by an executive officer because of the $1.0 million annual deductibility cap of Section 162(m) of the Code, the compensation committee, in its discretion, may cause some or all of such restricted shares to be converted into an equal number of “restricted share units,” as to which payment will be postponed until such time as the payment will not cause the Company to lose its deduction. When the payment is made, it will be made in shares of common stock. A participant who holds restricted stock units that have been substituted for restricted shares, generally, must include as ordinary income the fair market value of the common stock received in payment of such restricted stock units at the time of such payment. With respect to the sale of common stock received in payment of restricted stock units, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on the holding period. The holding period for capital gains treatment will begin when the common stock is received in payment of the restricted stock units. The Company generally will be entitled to a deduction in the amount of a participant’s income at the time such income is recognized as described above, provided that the participant includes such amount in income or the Company satisfies applicable reporting requirements, and subject to possible limitations on deductibility under Section 162(m) of the Code of compensation paid to executives designated in that Section.
          The compensation committee can, in its discretion and on such terms and conditions as it determines, permit or require a participant to pay all or a portion of any taxes arising in connection with the grant of restricted shares or the lapse of restrictions thereon by having the Company withhold such shares of the common stock or by the participant delivering previously acquired shares of the common stock having a fair market value equal to the amount of taxes to be withheld.
          Overhang Analysis
          We believe that stock ownership is important to retaining key employees and is a motivating factor for officers to achieve corporate performance goals. We also recognize that our historical long-term equity incentive programs have created a certain amount of “overhang;” or, in other words, the programs may have a dilutive impact on existing stockholders. The incremental potential impact of the MSPP on our overhang is described below.
          As of April 2, 2008, we had an aggregate of 3,705,073 shares of common stock subject to outstanding options under all of our equity incentive plans, with a weighted average exercise price of $19.08 and a weighted average term to expiration of 8.36 years. As of April 2, 2008, we had 2,464,068 shares available for future grant under the 2006 Plan. Outstanding restricted share awards are not included in the calculation of dilutive impact of the potential overhang because they are reflected in the number of common shares outstanding. As of April 2, 2008, there were 689,031 restricted share awards outstanding under various long-term equity incentive programs with restrictions that have yet to lapse.
          Based upon shares outstanding as of April 2, 2008 of 58,894,267, shares subject to options (3,705,073) and shares available for future grant (2,464,068) constitute 10.5% of shares outstanding and 9.5% of shares outstanding on a fully diluted basis. Fully diluted shares outstanding consists of the 58,894,267 shares issued and outstanding, plus 3,705,073 shares subject to existing option awards, plus 2,464,068 shares available for future grant under the 2006 Plan. Assuming approval of the MSPP, and the potential issuance of 500,000 shares of additional common stock, the equity-based compensation overhang and fully diluted overhang, respectively, would increase to 11.3% and 10.2%.
          Our annual grants under the 2006 Plan as a percentage of shares outstanding, or our “burn rate,” has averaged approximately 3.4% of outstanding shares for the last two calendar years (including awards made in connection with our February 2006 IPO). Given the recent decision to increase the use of restricted shares (as compared to our primary utilization of stock option awards historically) for executive compensation (as a percentage of total equity-based compensation) – as discussed below under “Compensation Discussion and Analysis” – our anticipated burn rate for 2008 to date is lower, at approximately 1% of outstanding shares (not including the effects of the proposed MSPP).
          We believe the MSPP is consistent with our compensation philosophies and objectives, including, in particular, promoting the alignment of interests of our officers with our stockholders. The MSPP should also enable us to utilize the cash saved in lieu of paying annual performance bonuses for other productive corporate purposes. We also believe we have been responsible in our use and allocation of equity compensation and mindful of the “costs” of our equity programs, including the dilutive and accounting impacts.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MSPP.
EQUITY COMPENSATION PLAN INFORMATION
          The following table provides certain information, required by SEC proxy disclosure regulations, as of December 31, 2007, with respect to our equity compensation plans:

	(a)	(b)	(c)
	Number of	Weighted-
	securities to be	average	Number of securities
	issued upon	exercise price	remaining for future
	exercise of	of outstanding	issuance under equity
	outstanding	options,	compensation plans
	options, warrants	warrants and	(excluding securities
	and rights	rights	reflected in column(a))
Equity compensation plans approved by security holders	3,426,792	$19.03	2,851,880
Equity compensation plans not approved by security holders	—	—	—

Total	3,426,792	$19.03	2,851,880
OTHER MATTERS
          We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the proxies will vote in accordance with the recommendation of the board of directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The proxy contains discretionary authority for them to do so.
EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Overview of Executive Compensation Program
          Transition to Public Company Compensation Programs
          The compensation committee was established in connection with our IPO in 2006 with the primary missions of identifying and clarifying our compensation objectives and philosophies as a public company and establishing a sustainable and appropriate long-term executive compensation program. In undertaking these missions, the compensation committee, among other things, sought the advice of an independent compensation consultant, Hay Group. Hay Group was selected, in part, because of its national reputation as a high quality compensation consulting firm. The compensation philosophies, objectives, and program designs described below resulted from these undertakings and were considered in determining 2007 executive compensation.
          Compensation Philosophy
          The core philosophy of our compensation program is to focus executives on increasing stockholder value by making a substantial portion of each executive officer’s potential compensation, both short- and long-term, contingent upon the Company’s financial performance. Accordingly, the most significant financial components of our compensation program, in terms of value we provide to executives, are equity- and performance-based. Our compensation philosophy also allows for flexibility in establishing compensation based on an evaluation of other relevant information presented and recommended by management and other advisors that is not necessarily related to Company financial performance, including the subjective and objective considerations described below under “—Compensation Process and Administration.” This flexibility is important to ensure our compensation programs are competitive, both within our marketplace and in terms of internal pay equity at the Company, and that our compensation decisions appropriately reflect the unique contributions of our executives.
          Compensation Objectives
          We believe our compensation philosophy supports our three primary compensation objectives:
•	To attract and retain superior executive talent;

•	To reward our executives based on Company financial and individual performance; and

•	To align executives’ economic interests with those of our stockholders.
          Each component of our executive compensation program is designed to simultaneously fulfill one or more of these objectives. With these objectives in mind, our executive compensation programs consist primarily of three components:
•	Base salaries, reviewed annually;

•	Annual, primarily cash-based, performance bonuses; and

•	Equity-based awards (stock options and restricted shares), subject to vesting over a period of several years.
          Compensation Benchmarks, Mix, and Program Design
          The compensation committee determined the specific design of our compensation programs in 2007, including our compensation “benchmarks” and the allocation of the various elements, or “compensation mix,” with the assistance of Hay Group. Based in part on the recommendations of Hay Group, our general pay positioning policies, or benchmarks, were established as follows:
•	Base salaries were generally targeted near the median (50th percentile) salary levels of a self-constructed peer group; and

•	Total potential compensation opportunities were targeted between the 50th percentile and the 75th percentile of our peer group.
We feel these benchmarks are market-competitive, which is important to our recruitment and retention efforts. Additionally, our benchmarks with respect to total potential compensation opportunities are designed to provide us the flexibility and discretion in rewarding above-average performance with above-average compensation. We do not, however, rigidly adhere to these benchmarks or any other formulas. These benchmarks and the related results of peer group compensation studies have been used by the compensation committee primarily as baseline references. Certain executives may be compensated below or above these benchmarks based on the other factors described below under “—Compensation Process and Administration,” which could include actual performance, expectations, prior experience, and tenure, which we do not believe are captured in the peer surveys. For example, the compensation committee may determine to adjust the base salary above the market median where it is determined that an executive’s value is above “market” based on one or more of these factors or as a result of a negotiation to hire or retain the executive.
          For similar reasons, with respect to compensation mix we do not adhere strictly to pre-set formulas in allocating among the three primary components of executive compensation. As a general matter, however, we believe approximately 50% to 75% of an executive’s total potential compensation, typically increasing in percentage with increasing authority and responsibility, should be performance- and equity-based, with the equity component comprising a relatively high amount of the total potential compensation at the highest levels of management. We believe our emphasis on equity (primarily options for the most senior executives) focuses our executives, particularly those whose actions can have a direct impact on our stock price, on contributing to our long-term performance and increasing our share price over time. We believe approximately 20% to 25% of the potential total of an executive’s compensation being allocated to short-term cash performance bonus opportunities is also appropriate, reflecting our desire to reward and encourage the achievement of short-term business objectives and performance, which should also benefit our stockholders.
          The following provides additional detail regarding our compensation program and how each component is designed to support our compensation philosophies and objectives:
               • Base Salary. Base salary is designed primarily to be competitive within an appropriate peer group and also to provide financial stability to the executive. In determining base salary, we also consider internal pay equity and various subjective factors, such as an executive’s prior experience and compensation levels. We believe fair and competitive base salary packages appropriately reflecting an individual’s status within the Company, as well as his or her unique characteristics and contributions, are essential in increasing job satisfaction and decreasing the potential distraction that could result from an executive’s perception that he or she is under-compensated as compared to peers, internally or externally.
               • Annual Performance Bonus Opportunities.  The annual cash-based performance awards are structured to deliver immediate value to our executives for achieving annual financial targets that drive stockholder value and stock price appreciation. Significant under-performance is not rewarded and the most short-term value is delivered when our financial goals are exceeded. The target bonus opportunities are generally set forth in the executive’s employment agreement or offer letter as a percentage of base salary and are subject to increase at the compensation committee’s discretion. The Company’s performance goals have historically been based on earnings targets on a Company-wide basis, generally determined with reference to, and reflecting a sliding scale banded around, our budget and financial guidance communicated to our investors. The executive officers’ targets in 2007 were based primarily on earnings per share goals.
          We intend to approve “target” performance goals and publicly disclose such goals as early as practicable each year. The goals are typically as recommended by our chief executive officer and chief financial officer, and they are intended to be both reasonable and attainable based on our estimate of our financial performance for the coming year. In setting the annual performance goals under our bonus plan, we believe it is important to try to maintain consistency year-over-year in the level of difficulty in achieving the bonus plan targets. As the many variables that ultimately determine our financial performance are subject to numerous risks and uncertainties, however, our actual performance, and corresponding payouts under our bonus plan, may be subject to a wide range of outcomes. Additionally, the compensation committee has the authority to grant subjective bonuses. For example, see discussion of 2007 bonus payouts under “—2007 Named Executive Officer Compensation.” The Committee may also exercise its discretion to adjust payouts downward when it deems appropriate. Although we do not presently have any formal policies or practices that provide for the recovery of amounts previously paid to a named executive officer in the event the operating results on which the payment was based were restated or otherwise adjusted downward, in such event we reserve the right to seek all recoveries available under the law.
               • Long-Term Equity Incentives.   Our equity incentive program is designed to both reward our executives for past performance and retain our executives by giving them a vested interest in our future success and, accordingly, to focus our executives on long-term performance and value creation. Long-term equity incentives hold executives accountable for decisions that may have a long-term impact, and thus focus executives on implications of their decisions over an extended time frame. We also believe equity incentives are necessary to be competitive in our recruitment and retention efforts.
          Stock options are the primary vehicle for long-term compensation to our executive officers. In 2008, we adopted a “portfolio approach” in respect of equity-based awards for certain of our officers, meaning that a limited portion of the annual equity awards for executive officers other than our chief executive officer, chief financial officer, and chief operating officer may be in the form of restricted shares. As our chief executive officer, chief financial officer, and chief operating officer are the most likely officers to be in a position to impact our stock price, both positively and negatively, we believe it more effectively promotes our philosophy of aligning such executives’ interests with increasing stockholder value to continue to rely solely on options for these officers. Such officers are also better positioned generally to understand the risks and rewards of stock options. For our other executive officers, we determined that up to 25% of the value of the annual equity award should be in the form of restricted shares. We believe that providing a portion of the equity award as “full value” restricted shares will add to the perceived value, as a whole, of the annual equity award to this tier of executives and we will evaluate the retention value of the equity award in the event our stock price declines. These executives will still rely primarily on option awards, however, for the majority of their long-term incentive value.
          In determining to rely primarily on stock options for rewarding our executive officers, we considered the merits of providing a higher percentage of “full value” restricted share awards as part of the annual equity grant, annual share usage under our equity program and related compensation expense, institutional investor perceptions, and equity programs at our peers and other public companies with whom we compete for executive talent. We believe that options appropriately motivate executives to improve stockholder value over an extended time horizon. Stock options also contribute to the competitiveness of our compensation packages and serve an important retention function. Importantly, the compensation committee believes that long-term stock-based incentive compensation for our named executive officers should provide only limited value in the event that our stock price fails to increase over time. We believe the utilization of stock options as our primary equity compensation vehicle fulfills these objectives.
          Annual equity awards to executive officers are determined by reference to a targeted dollar amount. The targeted dollar amount is converted into a fixed amount of options or restricted shares by dividing the targeted dollar amount by a notional reference price (determined, in 2008, based on a formula that attempts to normalize the prior year-end’s stock price by averaging the last 10 trading days of 2007 and the first 10 trading days of 2008). For purposes of determining the number of options to be awarded, a ratio of options to each whole share resulting from the initial calculation is utilized (in 2008, three-for-one). The compensation committee determines the targeted dollar amount on a discretionary basis, by general reference to Hay Group median recommendations, and in most cases the compensation committee aligns targeted long-term incentive values based on organizational seniority and pay grades. The compensation committee also takes into account, among other factors, the recommendations of the chief executive officer, our target compensation benchmarks, and the estimated annual financial accounting compensation expense associated with the equity program. Prior equity grants and current equity holdings (including the fact that certain executive officers are significant stockholders) may also influence the annual grants for a given executive.
          Vesting restrictions with respect to equity awards to our executive officers are based solely on continued service, not performance measures. The values of stock options, by their nature, are contingent upon the performance of the Company’s stock price. Additionally, time-based vesting, of both options and restricted shares, provides economic benefit only to the extent the employee maintains employment with the Company over the vesting period. Multi-year vesting of these awards requires both long-term performance and stock price appreciation in order to realize significant value from these awards. Options and restricted shares awarded by the Company have generally been subject to time vesting over four years. Additionally, we amended substantially all outstanding options under the Company’s equity plans in 2007 to provide for “double trigger” accelerated vesting upon a change in control. As amended, the vesting of these options is contingent on the actual or constructive termination of the employee within twelve months following a change in control. In determining to provide double trigger vesting, we considered that “automatic” acceleration provisions may serve as a deterrent to potential acquirers in light of the additional equity compensation likely required in order to retain management. On the other hand, the absence of any accelerated vesting provision could be perceived as a competitive disadvantage in our recruiting and retention efforts, as employees often consider the opportunity to realize significant equity returns in a change of control transaction as a critical element of compensation. Additionally, the absence of an accelerated vesting provision provided no security that equity-related consideration would be earned in the event the Company was sold or the subject of a “hostile” takeover and could impact an employee’s willingness to work through a merger transaction that could be beneficial to our stockholders.
          To the extent practicable, it is our policy that the annual executive officer equity awards be approved at a compensation committee meeting early in the calendar year after year-end results are available. We generally intend to make these awards effective as of the third trading day following the date of the public release of the Company’s earnings for the prior year. With respect to new hires, promotions, or other ad hoc awards, the policy is for equity awards to be effective as of the third trading day following the date of the public release of the Company’s earnings for the prior year or quarter end, as applicable, that follows the compensation committee meeting in which the award was approved. This policy applies to awards to all employees, not just our executive officers. Notwithstanding the foregoing, the compensation committee may make an exception to the general policies above when it determines an exception is in the best interest of the Company based on the recommendation of our chief executive officer. In the event of an exception to these policies, the compensation committee will generally avoid making grants at such times when senior management may be in possession of favorable material non-public information, to the extent practicable, and will, in any event, consider the potential impact of such non-public information on our share price when determining the amount of the grant. It is our policy and a requirement of the 2006 Plan that option awards be granted with an exercise price at least equal to the closing price of our common stock on the effective date of grant.
          Compensation Process and Administration
          The compensation committee reviews the Company’s compensation policies on an annual basis in relation to the objectives of our compensation program and our overall compensation philosophies. The compensation committee conducts this review as early as practicable each year as part of its approval of bonuses for the prior year and incentives for the current year. The compensation committee reviews “tally” sheets (prepared by management) quantifying all aspects, current or contingent (including change in control payments), of executive compensation. The information provided by these tally sheets is used by the compensation committee primarily to confirm that executives are compensated, as a whole, in a manner generally consistent with the design and objectives of our compensation programs. The information provided by these tally sheets is also instructive and may influence the compensation committee’s decisions, including as to compensation “mix” for a given executive (for example, if an executive, such as our chief executive officer, is already substantially invested in the Company’s stock); it is only one of numerous factors, however, considered by the compensation committee in setting executive pay. The compensation committee also utilizes summary compensation tables prepared by senior management to assess internal pay equity. Similar to tally sheets, however, this summary information is used to facilitate the compensation committee’s understanding of relative pay levels among executives and not to determine final compensation decisions. To the extent, for a given executive, the tally sheets or compensation table indicate a significant disparity as compared to his or her pay grade based on title and responsibility, the compensation committee will consult with our chief executive officer to confirm this disparity does not conflict with our compensation philosophies and objectives or otherwise present a material internal issue from a retention or fairness standpoint.
          Consistent with our flexible compensation philosophy, the compensation committee may also consider, among other factors:
•	the executive’s individual performance during the year;

•	his or her projected role and responsibilities for the coming year;

•	his or her actual and potential impact on the successful execution of Company strategy;

•	recommendations from our chief executive officer and compensation consultants;

•	an officer’s prior compensation, experience, and professional status;

•	internal pay equity;

•	negotiations relating to an executive’s initial hiring, including compensation forfeited with prior employers;

•	current equity holdings;

•	employment market conditions and compensation practices within our peer group; and

•	the vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent.
The weighting of these and other relevant factors is determined on a case-by-case basis for each executive.
          The compensation committee may also retain a compensation consultant when appropriate and may utilize a peer compensation analysis to compare our compensation levels to our established benchmarks. To the extent a compensation consultant prepares this analysis, input from senior managers may also be requested to help customize and refine this analysis, including assisting the consultants in understanding our business objectives and challenges. The process by which our initial peer group was established in 2007 is described below under “—2007 Named Executive Officer Compensation.” The compensation committee will periodically re-examine our initial peer group and collect peer group compensation data, based to the extent possible upon positions of comparable scope and complexity, in order to assess our executive compensation in relation to our general compensation benchmarks. Based upon the analysis completed by Hay Group which was updated in October 2007, our compensation committee determined that is was not necessary to further update the formal peer analysis in making compensation decisions for 2008.
          The views and recommendations of the chief executive officer will typically be solicited by the compensation committee with respect to executive officer compensation (other than with respect to the chief executive officer) as part of the annual review process. The chief executive officer’s recommendations are considered by the compensation committee to be a significant, but not determinative, factor in the final compensation decisions. The compensation committee intends to make all final decisions regarding executive compensation in meetings without the interested executive officer present. Moreover, the compensation committee retains exclusive authority over the hiring of its compensation consultants and executive officer compensation decisions, and the compensation committee does not delegate the authority to make equity awards to any executive or other officer or employee.
2007 Named Executive Officer Compensation
          Our “named executive officers,” for purposes of the SEC’s proxy disclosure requirements, for 2007 were Herbert A. Fritch, Chairman of the Board, President, and Chief Executive Officer; Kevin M. McNamara, Executive Vice President and Chief Financial Officer; Gerald V. Coil, Executive Vice President and Chief Operating Officer; Scott C. Huebner, Senior Vice President and President – Texas HealthSpring; and M. Shawn Morris, Senior Vice President and President – HealthSpring of Tennessee. The compensation of our named executive officers for 2007 is summarized below under “Summary Compensation Table.”
          As described above, in deciding 2007 executive compensation, the compensation committee utilized the services of its consultant, Hay Group, to help establish compensation philosophies, objectives, and programs. Hay Group prepared a peer compensation analysis and made recommendations regarding executive compensation, including salaries, cash incentive bonuses, and long-term equity incentives. At the request of the compensation committee, Hay Group made independent recommendations regarding design of the Company’s equity awards programs and compensation for the Company’s 45 senior managers (including the named executive officers) as identified by the chief executive officer, as well as for the non-employee directors. Peer companies were selected, with the compensation committee’s guidance and concurrence, from within the managed care (including Medicare and Medicaid) and healthcare services industries and based primarily on revenue (generally within a range of one-half to double the Company’s revenue). The peer group also included other, sometimes larger, healthcare companies based in Nashville with whom we compete for executive talent. The study focused primarily on public companies because of the lack of reliable data with respect to potentially similar private companies. The peer group included in the analysis was comprised of the following fourteen companies: Amerigroup Corporation, AmSurg Corp., Apria Healthcare Group Inc., Centene Corporation, Emergency Medical Services Corporation, Healthways, Inc., Lifepoint Hospitals, Inc., Magellan Health Services, Inc., Pediatrix Medical Group, Inc., Psychiatric Solutions, Inc., Sierra Health Services, Inc., United Surgical Partners International, Inc., Universal American Financial Corp., and WellCare Health Plans, Inc. The analysis reviewed the competitive pay practices relevant to our program design using the most recent publicly available proxy statement data of the peer companies. Hay Group also utilized published and proprietary executive compensation surveys. Specific executive position matches within the peer group were based on the degree of comparability of the positions’ roles and responsibilities. Management was also consulted in order to establish appropriate position comparables.
          The compensation committee considered the information from this peer compensation analysis, together with tally sheets and summary compensation tables prepared by management. The compensation committee assessed this information relative to the policies and programs described above under “—Overview of Executive Compensation Program” and the recommendations of our chief executive officer and made the following determinations regarding 2007 named executive officer compensation.
          Base Salary. The peer compensation analysis indicated that Mr. Fritch’s base salary was lower than the peer group benchmark for base salary and Mr. Fritch’s annual salary was increased from $550,000 to $800,000, effective April 2007, which amount was approximately $75,000 above the market median. The results of the compensation survey also indicated that the then-current base salaries for our chief financial officer and chief operating officer were generally consistent with the peer group benchmarks (within 10% of the market median) and no increases were recommended or made. The compensation tables prepared by management also did not indicate any significant, unexplained pay disparity among executive pay grades, taking into account the various executives’ relative performance, experience, and tenure in the job. The compensation committee, primarily on this basis, determined that the then-current salary levels were, in general, appropriately competitive, reasonable, and reflective of the other named executive officers’ experience and anticipated contributions, other than with respect to Mr. Huebner whose base salary was increased by approximately 25% based on our chief executive officer’s recommendation and expectations for Mr. Huebner’s performance in managing our Texas health plan.
          Annual Performance Bonus Opportunities.  The peer compensation analysis also indicated that our target bonus amounts, after taking into account proposed salary increases, were market competitive and generally consistent with our compensation objectives for cash incentive bonuses. Similar to the analysis under base salary above, the compensation committee did not believe that information available to it suggested any internal pay inequity or other concerns in respect of the appropriateness of the then-current target bonus amounts for Messrs. Fritch (100%), McNamara (75%), Coil (75%), and Huebner (50%). The compensation committee determined, however, to increase the target bonus amount for Mr. Morris to 40% to reflect increased expectations for Mr. Morris as a new health plan president.
          The compensation committee also modified the format of the bonus plan to be based on a sliding scale in relation to the achievement of 2007 earnings per share goals determined by reference to the Company’s budget previously approved by the full board of directors and by reference to publicly announced guidance to our investors of $1.55 to $1.65 earnings per share, or EPS. The bonus opportunities were designed to allow for possible payouts of 50% to 125% of the target bonus amount, with the maximum payout for superior performance (at or above $1.70 EPS), a reduced payout for below “target” performance, and no payout for performance below the threshold level (or below $1.55 EPS).
          In respect of 2007 bonus opportunities, the minimum EPS targets were not achieved and the top three named executive officers, namely Messrs. Fritch, McNamara, and Coil, received no cash bonuses for 2007. Based primarily on the recommendation of the chief executive officer, however, the compensation committee determined that Messrs. Huebner and Morris nonetheless successfully executed certain key operational and management directives relating to their respective health plans and approved subjective, discretionary bonuses to Mr. Huebner of $70,000 (which was equal to 50% of his target bonus and consistent with bonuses paid to other Texas health plan management) and to Mr. Morris of $100,000 (which was in excess of his target bonus and reflective of the superior performance of the Tennessee health plan).

          Long-Term Equity Incentives. The compensation committee did not grant annual long-term equity incentives to our chief executive officer, chief operating officer, or chief financial officer as part of the 2007 compensation program. We froze our equity grant program for these officers in 2007 primarily in light of the chief executive officer’s recommendations and based on the substantial prior equity-based awards (including IPO grants) and significant existing stock ownership by these executives, including the award of 25,000 shares of restricted stock and 250,000 stock options to our chief operating officer, Mr. Coil, in connection with his hiring at the end of 2006. The compensation committee did approve in 2007, however, the recommendation of the chief executive officer to grant stock options to purchase 100,000 shares to each of Messrs. Huebner and Morris, primarily to reflect Mr. Huebner’s contributions in 2006 and Mr. Morris’ promotion to president of the Tennessee plan.
2008 Named Executive Officer Compensation
          Our policies and objectives for 2008 executive compensation were substantially similar to those for 2007 with the exception that, for 2008, we implemented an annual equity grant program that is described in more detail below. As with respect to 2007, the principal tools we used in 2008 to establish executive officer compensation generally, and chief executive officer compensation in particular, were tally sheets and summary compensation tables (for internal pay equity evaluations), both of which were updated to reflect 2007 total compensation; 2007 peer group compensation survey data produced by Hay Group; and the recommendations of the chief executive officer (with respect to executive officers other than the chief executive officer), chief operating officer, and chief financial officer.
          The base salary of our chief executive officer, Mr. Fritch, remained the same for 2008 as 2007. Based primarily on considerations of internal pay equity, we approved an increase in base salaries for certain other executive officers, including Kevin McNamara, the chief financial officer, whose annual salary was increased from $375,000 to $400,000.
          We also adopted the annual performance bonus plan for 2008. As in 2007, the cash incentive bonuses under the 2008 bonus plan are targeted as percentages of base salary, none of which percentages changed for any named executive officer from 2007 levels. Bonus payouts will be subject to achieving financial results determined by the Committee by reference to the publicly announced 2008 EPS guidance to the investment community of $1.75 to $1.90. The earning per share goals were targeted on a sliding scale that allows for possible payouts of 50% to 200% of the target bonus amount based on actual 2008 EPS results. No bonus pursuant to the 2008 bonus plan will be payable for 2008 EPS below $1.75 and the maximum 200% percentage payout will be at a 2008 EPS level materially above $1.90. The Committee is authorized to make adjustments for unusual or nonrecurring events. At the discretion of the Committee, all or any portion of the cash bonus is payable in the form of shares of restricted common stock of the Company with such terms and conditions, including time-based vesting requirements, as the Committee determines at the time of the award.
          The Committee also approved in early 2008, as part of the implementation of an annual equity grant program, awards of long-term equity incentives to executive officers other than Messrs. Fritch and McNamara. The equity grants that would have otherwise been considered by the Committee for award to Messrs. Fritch and McNamara were, at their request, redistributed to other members of management. We felt this was appropriate in light of the Company’s financial performance in 2007 as well as the significant existing stock ownership by each of Messrs. Fritch and McNamara. The other executive officers received equity awards valued at between 30% and 50% of their 2008 total compensation opportunities, with the ratio of options to restricted stock at 75%/25% or higher.
Change in Control; Termination Benefits
          We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in our executive recruiting and retention efforts. These benefits are also the product of a generally competitive recruiting environment within our industry and as a result of our location in Nashville, Tennessee, which is home to numerous public and private healthcare companies. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders and should discourage defections if faced with a hostile takeover attempt. Although we have not conducted a formal study, we believe severance and change in control arrangements are common benefits offered by employers competing for similar executive talent.
          Although the compensation committee receives this information as part of its review of annual tallies of total executive compensation (including contingent compensation), we do not typically consider the value of potential severance and change in control payments when assessing annual compensation, as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters and objectives. The compensation committee believes the current severance arrangements are reasonable and appropriate and consistent with our compensation philosophies and objectives. The compensation committee generally evaluates these potential payouts in light of their reasonableness during negotiations with a new hire and periodically in light of competitive market conditions.

          We have entered into employment agreements with Messrs. Fritch, Coil, and McNamara. These agreements are further described below under “Employment Agreements.” These agreements generally provide for severance payments (including accrued obligations under our benefit plans) where the executive is terminated without “cause” or resigns for “good reason.” The same severance generally applies in the event the termination or resignation is in connection with or following a “change in control,” and these agreements do not provide for accelerated equity vesting or Code Section 280G or similar tax “gross-ups.” The employment agreements do not provide for severance in addition to accrued and unpaid salary or benefits in the event of retirement or termination as a result of death or disability. “Good reason” generally means decreases in compensation, certain demotions in responsibilities, or relocation requirements, while “cause” generally means conviction of a felony or a crime involving moral turpitude or the commission of any act or omission involving material dishonesty or fraud with respect to the Company, reporting to work under the influence or the use of illegal drugs, repeated conduct causing the Company substantial public disgrace or economic harm, the material and repeated failure to perform duties as reasonably directed by the board, or breach of fiduciary duty or engaging in gross negligence or willful misconduct with respect to the Company. Severance consisting of the executive’s then current base salary is paid in equal monthly installments for a period of twelve months following termination. In addition, health or other employee benefits (other than bonus and incentive compensation benefits) generally continue for a period of twelve months following an executive’s termination to the extent permitted by the applicable plans and law. The employment agreements also provide that in the event the payment of any severance amounts payable pursuant to the employment agreements within six months of the date of the applicable executive’s termination of employment would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts will be delayed until the date that is six months following such executive’s termination date.
          Although Messrs. Huebner and Morris do not have written employment agreements with us, the Company adopted a severance policy in 2007 covering our executive officers, excluding our chief executive officer and others with employment agreements. This policy provides for severance of six months’ base salary upon the executive’s termination other than for cause, whether before or after a change in control. This policy was adopted to provide consistent and uniform treatment of our executives that do not have employment agreements with us.
          Substantially all of the currently outstanding unvested option awards to our executive officers generally vest in connection with a change in control only on a “double-trigger” basis as described above. Restrictions with respect to Mr. McNamara’s restricted stock purchased in 2005 and Mr. Coil’s restricted stock granted in 2006 in connection with his hiring immediately lapse upon a change in control. Outstanding options and restricted share awards for our executive officers do not otherwise generally vest or become exercisable in connection with an executive’s termination. The outstanding options vest in full, however, in the event a named executive officer dies or becomes permanently disabled, or in the event the executive elects normal or early retirement. “Early retirement” means retirement, for purposes of the 2006 Plan with the express consent of the Company at or before the time of such retirement, from active employment with the Company prior to age 65, in accordance with any applicable early retirement policy of the Company then in effect. “Normal retirement” means retirement from active employment with the Company on or after age 65.
          Tables showing the potential payments and benefits under these employment and other agreements and policies upon the termination of our named executive officers or a change in control are provided below under “Potential Payments Upon Termination or Change in Control.”
          The foregoing summaries are qualified in their entireties by reference to the complete texts of the employment and equity award agreements previously filed by the Company with the SEC.
Retirement Plans
          We match contributions by our named executive officers to our 401(k) plan up to the maximum amount permitted under the Code.
Proposed Management Stock Purchase Plan
          In 2008, the compensation committee approved, and is recommending the stockholders adopt at the Annual Meeting of Stockholders, the MSPP (see “Proposal 2” of this proxy statement). The primary purposes of the MSPP are to enable and encourage stock ownership and further align the interests of our senior officers and our stockholders. If approved by stockholders, the MSPP will allow certain identified officers (generally, those persons subject to the Stock Ownership Guidelines described below) to elect to receive, in lieu of a specified portion of his or her annual cash bonus, a number of restricted shares equal to the amount of such specified portion of the annual bonus divided by a dollar amount equal to 85% of the fair market value of a share on the date on which such restricted shares are granted. The restricted period for restricted shares granted under the proposed MSPP is generally two years from the date of grant.

          The foregoing summary is qualified in its entirety by reference to the complete text of the MSPP which may be found as Exhibit A to this proxy statement.
Perquisites and Other Benefits
          In 2007, we assessed our perquisite and benefits programs with the assistance of Hay Group. As a result of this analysis, the Company determined that its existing programs and policies effectively supported our compensation philosophies, and that our compensation-related benefits were competitive and appropriate for a company of our size. Accordingly, the Company determined that it would not change its current policy which does not generally allow for material perquisites that are not, in the compensation committee’s view, integrally and directly related to the executive’s duties. The Company does not maintain retirement, “top hat” or deferred compensation programs for executives other than participation in the Company’s 401(k) plan and, subject to stockholder approval, the MSPP as described above. Although we have no formal relocation policy for new executive hires, we will on occasion agree to reimbursement of certain relocation costs as part of a negotiation for an executive based on the particular facts and circumstances of the negotiation. Senior management also participates in our other broad-based benefit programs available to our salaried employees including health, dental, and life insurance programs. The Company also has a self-funded short-term disability policy for its executives and recently implemented the six-month executive severance policy described above. Except as otherwise discussed herein, other welfare and employee-benefit programs are generally the same for all eligible Company employees, including our executive officers, with some variation as required by local laws with respect to employees of our subsidiaries.
Stock Ownership Guidelines
          The compensation committee believes that it should be the responsibility of officers of the Company to take actions designed to achieve long-term stockholder value. In furtherance of this goal and the board’s objective of adopting sound corporate governance policies, the Company expects each senior officer to demonstrate a long-term commitment to the Company and to the Company’s stockholders by acquiring and holding a meaningful investment in the Company’s common stock. In 2007, the compensation committee, at the recommendation of management and its compensation consultants, established specific ownership guidelines for certain of the Company’s officers (currently 22 persons). The current guidelines are generally as follows: (i) the Company’s chief executive officer is required to own and maintain stock with a current market value equal to five times his annual base salary; (ii) each executive officer is required to own and maintain stock with a current market value equal to three times his or her annual base salary; (iii) each plan president that is not also an executive officer of the Company is required to own and maintain stock with a current market value equal to two times his or her annual base salary; and (iv) certain other officers are required to own and maintain stock with a current market value equal to one times his or her annual base salary. Although each officer is encouraged to achieve his or her requisite ownership levels as quickly as possible, the compensation committee has provided for a phase-in of the requirements over a period of five years from the date the applicable guidelines are effective for each officer or such relevant promotion thereafter. The compensation committee may allow waivers to these guidelines in certain limited instances where these guidelines would place a severe hardship on the officer or prevent compliance with a court order.
Accounting and Tax Matters
          We operate our compensation programs with the good faith intention of complying with Section 409A of the Code. Effective January 1, 2006, the Company began accounting for stock-based payments with respect to its long-term equity incentive award programs in accordance with the requirements of SFAS 123(R).
          Given the three-year transitional rule under Section 162(m) of the Code, as a newly public company with respect to our 2006 Plan adopted prior to our IPO, any compensation deemed paid to a named officer when he or she exercises an outstanding option under the 2006 Plan granted prior to the end of the transition period with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, which will not be subject to the $1.0 million limitation under Section 162(m) of the Code. To the extent deemed appropriate by the compensation committee, we will generally attempt in good faith to structure our executive compensation programs to qualify as performance-based compensation that is not subject to the $1.0 million limitation under Section 162(m) of the Code. For example, we structured our cash bonus programs in 2007 and 2008 in a manner intended to qualify such plans under Section 162(m). Because the amount and mix of individual compensation are based on competitive and other considerations in addition to Company and individual performance in accordance with our flexible compensation philosophy, however, executive officer compensation that is not performance-based (as qualified under Section 162(m)) may exceed $1.0 million in a given year. Although it will consider the tax, accounting, and disclosure implications of its compensation decisions under the applicable rules and regulations, including SFAS 123(R) and Section 162(m), the compensation committee believes its primary focus should be to attract, retain, and motivate executives and to align the executives’ interests with those of the Company’s stockholders. Accordingly, we do not presently consider the tax, accounting, or disclosure consequences to be determining factors in the design of our executive compensation packages.

Compensation Committee Report On Executive Compensation
          The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.
Submitted by the Compensation
  Committee of the Board of Directors,
Martin S. Rash (Chair)
Robert Z. Hensley
Sharad Mansukani
Joseph P. Nolan

Summary Compensation Table
          As reflected in the Summary Compensation Table below and in the table under “Grants of Plan-Based Awards in 2007,” the primary components of the Company’s actual 2007 executive compensation were cash compensation, consisting of base salary and, for two of our health plan presidents, cash bonus compensation, and, for certain executives, equity incentive compensation, consisting of stock options with time-based vesting. Generally, cash bonus compensation for 2007 (reflected in the Summary Compensation Table under the columns titled “Bonus” and “Non-Equity Incentive Plan Compensation”) for named executive officers ranged from approximately 0% to 15% of total compensation, and the value of equity awards (reflected in the Summary Compensation Table under the columns titled “Stock Awards” and “Option Awards”), based on the financial statement reporting value for 2007 under Statement of Financial Accounting Standards, or SFAS, 123(R), for named executive officers ranged from approximately 23% to 63% of the total direct compensation for 2007. For a more detailed discussion of each of these components and explanation of how the level of each of these elements of compensation is generally determined in relation to an executive’s total compensation, see “—Compensation Discussion and Analysis — Overview of Executive Compensation Program — Compensation Benchmarks, Mix, and Program Design.”
          The following table sets forth certain summary information for the year ended December 31, 2007 (and, in certain circumstances required by SEC rules, December 31, 2006), with respect to the compensation awarded to, earned by, or paid to our chief executive officer, our chief financial officer, and each of our three other most highly compensated executive officers. We refer to these five executive officers in this proxy statement as the “named executive officers.”

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and				Awards	Awards	Compensation	Compensation
Principal Position(s)	Year	Salary ($) (1)	Bonus ($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	Total ($)
Herbert A. Fritch	2007	737,500	—	—	221,783	—	7,875	967,158
President & Chief Executive Officer	2006	550,000	137,000	—	201,740	550,000	7,700	1,446,440

Kevin M. McNamara	2007	375,000	—	172,382	221,783	—	7,875	777,040
Executive Vice President and Chief Financial Officer	2006	375,000	93,750	172,382	201,740	281,250	7,700	1,131,822

Gerald V. Coil	2007	392,564	—	168,652	582,585	—	49,113	1,192,914
Executive Vice President and Chief Operating Officer

Scott C. Huebner	2007	267,300	70,000	—	537,493	—	7,875	882,668
Senior Vice President and President — Texas HealthSpring

M. Shawn Morris	2007	210,000	100,000	—	343,925	—	7,875	661,800
Senior Vice President and President — HealthSpring of Tennessee

(1)	Includes amounts deferred under our 401(k) savings plan.

(2)	Represents discretionary payment of cash bonuses, separate from the pre-approved performance-based cash bonus plans as more fully described with respect to 2007 above under "—Compensation Discussion and Analysis — 2007 Named Executive Officer Compensation.” For 2006, the amounts shown in this column reflect the discretionary portion paid to each executive in addition to amounts paid under the Company’s 2006 management incentive plan.

(3)	The amounts shown in these columns represent the dollar amounts recognized for financial statement reporting purposes for the years ended December 31, 2007, and, where applicable, 2006, in accordance with SFAS 123(R) (calculated, per the SEC rules, without consideration of the impact of estimated forfeitures related to service-based vesting conditions). Assumptions used in the calculation of these amounts for 2007 are described in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 29, 2008 (the “2007 Form 10-K”). The assumptions for 2006 may be found in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 14, 2007.

(4)	The amounts shown in this column reflect the non-discretionary portion of the annual cash-based performance bonus program earned by each of the named executive officers pursuant to the Company’s management incentive plans.

(5)	All Other Compensation includes Company matching contributions to our 401(k) savings plan and, for Mr. Coil, reimbursement for moving and relocation expenses of $41,238. All Other Compensation reflected in the table does not include the value of other personal benefits, if any, furnished by the Company or for which it reimburses the named executive officers, unless the value of such benefits in total exceeds $10,000.

Grants of Plan-Based Awards in 2007
          The following table summarizes grants of plan-based awards made to our named executive officers in 2007.

					All Other
					Option		Grant
					Awards:	Exercise	Date
		Estimated Possible Payouts			Number of	or Base	Fair Value
		Under Non-Equity Incentive			Securities	Price of	of Stock
		Plan Awards(1)			Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	($/Sh)	($) (2)
Herbert A. Fritch	N/A	400,000	800,000	1,000,000	—	—	—

Kevin M. McNamara	N/A	140,625	281,250	351,563	—	—	—

Gerald V. Coil	N/A	150,000	300,000	375,000	—	—	—

Scott C. Huebner	N/A	70,000	140,000	175,000	—	—	—
	3/29/2007	—	—	—	100,000	23.62	1,075,668

M. Shawn Morris	N/A	50,000	100,000	125,000	—	—	—
	1/1/2007	—	—	—	100,000	20.35	932,136

(1)	The amounts shown in these columns reflect the threshold (50% of target bonus amount), target (100% of target bonus amount), and maximum (125% of target bonus amount) amounts (assuming threshold, target, and maximum performance under the 2007 management incentive plan was achieved) that each of the named executive officers could have earned for the fiscal year ended December 31, 2007, pursuant to the non-discretionary portion of the Company’s 2007 management incentive plan, which is discussed in further detail in "—Compensation Discussion and Analysis — 2007 Named Executive Officer Compensation.” No amounts were actually awarded to any of the named executive officers, as reflected in “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The amounts shown in this column represent the grant date fair value for financial statement reporting purposes in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements included in the 2007 Form 10-K.
Outstanding Equity Awards at 2007 Fiscal Year-End
          The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2007.

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or
	Underlying	Underlying			Units of	Market Value of
	Unexercised	Unexercised	Option	Option	Stock That	Shares or Units of
	Options -	Options -	Exercise	Expiration	Have Not	Stock That Have
Name	Exercisable (#)	Unexercisable (#)	Price ($) (1)	Date (2)	Vested (#) (3)	Not Vested ($) (4)
Herbert A. Fritch	25,000	75,000	19.50	2/02/2016	—	—

Kevin M. McNamara	25,000	75,000	19.50	2/02/2016	166,667	3,175,006

Gerald V. Coil	62,500	187,500	20.35	12/29/2016	16,666	317,487

Scott C. Huebner	37,500	112,500	19.50	2/02/2016	—	—
	—	100,000	23.62	3/29/2017	—	—

M. Shawn Morris	25,000	25,000	19.50	2/02/2016	—	—
	—	100,000	20.35	1/01/2017	—	—

(1)	The exercise price is the closing price of the common stock on the NYSE on the date of grant.

(2)	The options vest at a rate of 25% per year on the anniversary of the applicable grant date.

(3)	The restrictions relating to Mr. McNamara’s restricted shares lapse at a rate of 10,417 per month. The restrictions with respect to Mr. Coil’s shares lapse with respect to 8,333 shares on each of January 1, 2008 and 2009.

(4)	The market value of shares was calculated using the year-end closing price of $19.05 on December 31, 2007, as reported on the NYSE.

Option Exercises and Stock Vested in 2007
     The following table sets forth information regarding the vesting of restricted stock awards during the year ended December 31, 2007, for the named executive officers, as applicable. None of our named executive officers exercised options during 2007.

Stock Awards
Number
	of Shares	Value
	Acquired	Realized on
	on Vesting (#)	Vesting ($)
Herbert A. Fritch	—	—
Kevin M. McNamara	125,000	2,532,500 (1)
Gerald V. Coil	—	—
Scott C. Huebner	—	—
M. Shawn Morris	—	—

(1)	The value realized upon the vesting of restricted shares shown in the table is calculated based upon the closing price of our common stock on the NYSE on the applicable monthly vesting dates (ranging from $17.10 to $24.42) above Mr. McNamara’s original cost of $0.20 for such shares.
Employment Agreements
          We have entered into employment agreements with each of Messrs. Fritch, Coil, and McNamara. The employment agreements provide for minimum annual base salaries and eligibility for an annual bonus (based on a percentage of each executive’s base salary) based on annual budgetary and other objectives determined by the board of directors or compensation committee, and each executive is entitled to any other benefits made available by us to other senior executives. Each executive’s employment will continue until his resignation with or without good reason, or his disability or death, or termination of employment with or without cause, and these agreements provide for severance benefits upon termination under certain circumstances. Messrs. Huebner and Morris, neither of whom have employment agreements, are covered by the Company’s executive severance policy.
          These agreements and the executive severance policy are described in more detail above under "—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” The potential payouts under these agreements or policies in connection with the termination of these executives is provided below under “—Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control
          The following tables show the estimated amount of potential payments, as well as the estimated value of continuing benefits, assuming the named executive officer’s employment terminated effective December 31, 2007, and based on compensation and benefit levels in effect on December 31, 2007. Because of the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company.
Herbert A. Fritch

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	Control	Disability	Death
Cash Severance (1)	—	—	$800,000	—	—	$800,000	—	—
Accelerated Vesting of Options (2) (3)	—	$0	—	—	—	$0	$0	$0
Continuation of Insurance Benefits (4)	—	—	$8,817	—	—	$8,817	—	—

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.

(2)	Mr. Fritch’s options accelerate and become immediately exercisable if within 12 months of a change in control Mr. Fritch’s employment is terminated without cause.

(3)	Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2007 ($19.05 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options.

(4)	Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007, and the related premiums in effect on such date.
Kevin M. McNamara

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	Control	Disability	Death
Cash Severance (1)	—	—	$375,000	—	—	$375,000	—	—
Accelerated Vesting of Options (2) (3)	—	$ 0	—	—	—	$0	$0	$0
Accelerated Vesting of Restricted Stock (3)	—	—	—	—	$3,175,006	—	—	—
Continuation of Insurance Benefits (4)	—	—	$12,360	—	—	$12,360	—	—

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.

(2)	Mr. McNamara’s options accelerate and become immediately exercisable if within 12 months of a change in control Mr. McNamara’s employment is terminated without cause.

(3)	Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2007 ($19.05 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2007, is also used to calculate accelerated vesting of restricted stock amounts upon a change in control of the Company, regardless whether Mr. McNamara’s employment is terminated in connection therewith. The amount shown in the table is inclusive of the amount paid by Mr. McNamara for his restricted shares.

(4)	Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007, and the related premiums in effect on such date.

Gerald V. Coil

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	Control	Disability	Death
Cash Severance (1)	—	—	$400,000	—	—	$400,000	—	—
Accelerated Vesting of Options (2) (3)	—	$0	—	—	—	$0	$0	$0

Accelerated Vesting of Restricted Stock(3)	—	—		—	$317,487		—	—
Continuation of Insurance Benefits (4)			$12,918			$12,918

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.

(2)	Mr. Coil’s options accelerate and become immediately exercisable if within 12 months of a change in control Mr. Coil’s employment is terminated without cause.

(3)	Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2007 ($19.05 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options. options. The closing market price on December 31, 2007, is also used to calculate accelerated vesting of restricted stock amounts upon a change in control of the Company, regardless whether Mr. Coil’s employment is terminated in connection therewith.

(4)	Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007, and the related premiums in effect on such date.
Scott C. Huebner

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	Control	Disability	Death
Cash Severance (1)	—	—	$140,000	—	—	$140,000	—	—
Accelerated Vesting of Options (2) (3)	—	$0	—	—	—	$0	$0	$0

Continuation of Insurance Benefits (4)	—	—	$6,459	—	—	$6,459	—	—

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.

(2)	Mr. Huebner’s options accelerate and become immediately exercisable if within 12 months of a change in control Mr. Huebner’s employment is terminated without cause.

(3)	Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2007 ($19.05 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options.

(4)	Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007, and the related premiums in effect on such date.

M. Shawn Morris

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	Control	Disability	Death
Cash Severance (1)	—	—	$105,000	—	—	$105,000	—	—
Accelerated Vesting of Options (2) (3)	—	$0	—	—	—	$0	$0	$0

Continuation of Insurance Benefits (4)	—	—	$6,180	—	—	$6,180	—	—

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis — Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.

(2)	Mr. Morris’s options accelerate and become immediately exercisable if within 12 months of a change in control Mr. Morris’s employment is terminated without cause.

(3)	Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2007 ($19.05 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options.

(4)	Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007, and the related premiums in effect on such date.
Non-Employee Director Compensation
          The Company uses a combination of cash and stock-based incentive compensation to compensate the non-employee members of the board of directors for their efforts on behalf of the Company and its stockholders. In determining non-employee director compensation, the Company evaluates the requirements for attracting and retaining qualified individuals, the time expended by the directors in fulfilling their duties, and the individual contributions of members who agree to serve on committees, including those willing to serve as chairpersons. The compensation policy for our non-employee directors was originally developed in connection with our IPO in February 2006 and designed to pay our directors fairly for work required for a company of our size and scope and complexity, to be competitive within an appropriate peer group, and to incorporate an equity component to align our directors’ interests with the long-term interests of our stockholders. In 2007, the compensation committee asked Hay Group, our independent compensation consultants, to prepare an analysis of non-employee director compensation and to make recommendations to the board of directors.
          Prior to June 2007, we provided compensation to our non-employee directors for their services as follows:
•	Annual cash retainers (pro rated for partial-year service) of $25,000. The audit committee chair was paid an additional $10,000 annual retainer and each chair of the other standing committees received an additional annual retainer of $5,000. Non-chair directors received additional annual retainers of $5,000 and $2,500, respectively, for service on the audit committee or another standing committee of the board. In addition, non-employee directors received meeting fees of $2,500 per regularly scheduled quarterly meeting for in-person attendance, $1,000 per committee meeting (when not in conjunction with a regularly scheduled quarterly meeting of the board) or other special board of directors meeting for in-person attendance, and $500 per meeting for telephone participation.

•	The Company awarded equity compensation under the 2006 Plan consisting of restricted stock awards, subject to one year vesting, of 2,500 shares of restricted common stock upon initial election to the board and 1,500 shares of restricted common stock at the annual meeting of stockholders where directorship continued following the meeting; provided, that in lieu of receiving 1,500 shares of restricted stock at the annual meeting the non-employee directors designated by GTCR received cash in an amount equal to the market value of the restricted stock that would otherwise have been issued to them.
          After consideration of Hay Group’s analysis and recommendations, the board adopted a revised policy in June 2007 to provide compensation to our non-employee directors for their services as follows:
•	Annual cash retainers were increased to $40,000 and per meeting fees were eliminated. In recognition of the additional efforts required by committee duties, the audit committee chair is paid an additional $20,000 annual retainer and each chair of the other standing committees receives an additional annual retainer of $12,500. Non-chair directors receive additional annual retainers of $12,500 and $7,500, respectively, for service on the audit committee or another standing committee of the board. Retainers are paid on a quarterly basis and pro rated for partial-year service.

•	Restricted stock awards, subject to one year vesting, were increased as follows: (i) upon initial election to the board, a director now receives an amount of shares equal to $120,000 (increasing 5% annually) divided by the average trading price of the Company’s stock price for the ten trading days preceding the date of initial election; and (ii) where directorship continues following the annual meeting of stockholders, a director receives an amount of shares equal to $82,500 (increasing 5% annually) divided by the average trading price of the Company’s stock for the ten trading days preceding the date of the annual meeting. In lieu of receiving shares of restricted stock at the annual meeting, the non-employee director designated by GTCR receives cash, payable quarterly over the year, in an amount equal to the market value of the restricted stock that would otherwise have been issued to him at the annual meeting. If a director fails to attend 75% or more of the board and applicable committee meetings during the twelve-month period following the annual meeting, the restricted stock awards for that year are forfeited.

•	Non-employee directors are reimbursed for reasonable expenses incurred to attend board and committee meetings and other Company-related business meetings if a board member’s presence is requested, as well as director education programs. Mr. Fritch, who is a director and an employee, receives no additional compensation for his services as a director.
          Messrs. Nolan and Daniel L. Timm (who did not stand for reelection to the Board at the 2007 annual meeting), the designees of GTCR, passed their cash directors’ fees through to investment funds affiliated with GTCR, consistent with their internal governance and conflicts requirements. Similarly, the cash compensation Mr. Fried received for his services on the board of directors is paid directly to his law firm in accordance with such firm’s internal requirements. Messrs. Fried and Nolan continue to pass-through their cash fees in 2008.
          Mr. Fried also received a special grant of 1,500 shares of unrestricted common stock on December 11, 2007, in recognition of his prior service on the board.
2007 Director Compensation
          The following table summarizes the compensation paid with respect to the year ended December 31, 2007, to each of the Company’s non-employee directors who served in that capacity during any part of 2007:

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation
Name	($) (1)	($) (2)(3)	($)	Total ($)
Bruce M. Fried	$33,500	$73,130	—	$106,630
Robert Z. Hensley	$43,250	$45,125	—	$88,375
Benjamin Leon, Jr. (4)	$10,000	$31,925	—	$41,925
Sharad Mansukani, M.D.	$23,750	$65,619	—	$89,369
Russell K. Mayerfeld	$39,500	$45,125	—	$84,625
Joseph P. Nolan (5)	$32,000	—	$41,250	$73,250
Martin S. Rash	$35,500	$45,125	—	$80,625
Daniel L. Timm (5)(6)	$7,500	—	—	$7,500

(1)	Consists of annual and committee retainers and meeting fees as described above.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007. Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s 2007 Form 10-K.

(3)	The fair value of the individual restricted stock awards granted in 2007 as described above under “Non-Employee Director Compensation” was $79,788 for the annual grants to Messrs. Fried, Hensley, Mayerfeld, and Rash, $116,023 for the initial grant to Dr. Mansukani, $127,007 for the initial grant to Mr. Leon, and $28,005 for the award to Mr. Fried in December 2007. As of December 31, 2007, the aggregate number of unvested restricted shares outstanding for each of the Company’s outside directors was as follows: Mr. Fried — 3,543, Mr. Hensley — 3,543, Mr. Leon — 6,421, Dr. Mansukani — 5,152, Mr. Mayerfeld — 3,543, Mr. Nolan — 0, and Mr. Rash — 3,543.

(4)	Mr. Leon was appointed as a director of the Company in October 2007.

(5)	The cash compensation Mr. Nolan and Mr. Timm received for their services on the board of directors is paid directly to GTCR in accordance with the terms of GTCR’s internal requirements. All other compensation for Mr. Nolan consists of cash compensation equal to the $82,500 market value of restricted stock awarded on June 6, 2007, to the other non-employee directors, which was also passed through to GTCR on a quarterly basis.

(6)	Mr. Timm served as a director until June 2007.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Except to the extent addressed by certain provisions of our code of business conduct and ethics, we do not have a separate written policy specific to related party transactions as generally defined in Item 404(a) of Regulation S-K under the federal securities regulations. Related parties of the Company for these purposes include our directors, executive officers, and certain of our stockholders, and immediate family members and certain affiliated entities of any of these three groups. Our code of business conduct and ethics generally prohibits outside financial interests that might conflict with the Company’s interests and requires all directors, executive officers and employees who may have a potential or apparent conflict of interest to notify the Company’s compliance officer. To help identify related party transactions, we also require our directors and executive officers to complete director and officer questionnaires each year listing any transactions with us in which the director, executive officer, or his or her immediate family members or affiliated entities have an interest.
          The board of directors is responsible for reviewing and approving all related party transactions and has established certain procedures relating to the approval of such transactions. The board generally delegates the decisions to approve or ratify related party transactions to the audit or nominating and corporate governance committees as it deems appropriate. Interested directors do not participate in the deliberations or decisions relating to the approval of related party transactions. We review all related party transactions for a potential conflict of interest and, in connection therewith, consider all information and facts available and deemed relevant to the board or applicable committee regarding the transaction. It is the policy of the Company that related party transactions be on terms not less favorable to the Company than it could obtain from unaffiliated third parties.
Transaction Involving Herbert A. Fritch
          In December 2007, Herbert A. Fritch, the Company’s Chairman of the Board of Directors, President, and Chief Executive Officer, acquired a 15.8% membership interest in Predators Holdings, LLC (“Predators Holdings”), the owner of the Nashville Predators National Hockey League team. Mr. Fritch is also a member of the executive committee of Predators Holdings. A subsidiary of Predators Holdings manages the Sommet Center where the hockey team plays its home games. The Company is a party to a suite license agreement with another subsidiary of Predators Holdings pursuant to which the Company leases a suite for Predators games and other functions. In 2007, the Company paid $130,000 under the license agreement for the use of the suite (including 16 tickets, but not food and beverage concessions) for Predators’ home games during the 2007-2008 hockey season.
Transactions Involving Benjamin Leon, Jr.
Stock Purchase Agreement
          On October 1, 2007, the Company completed the acquisition of all of the outstanding capital stock of LMC Health Plans pursuant to the terms of a Stock Purchase Agreement, dated as of August 9, 2007 (the “Stock Purchase Agreement”). LMC Health Plans is a Miami, Florida-based Medicare Advantage HMO. Benjamin Leon, Jr., who was appointed as a director of the Company concurrently with the closing of the acquisition of LMC Health Plans, owned, together with family members, substantially all of LMC Health Plans’ outstanding capital stock. Pursuant to the Stock Purchase Agreement, the Company acquired LMC Health Plans for $355.0 million in cash and 2,666,667 shares of the Company’s common stock, $.01 par value per share (the “Share Consideration”), which Share Consideration has been deposited in escrow and will be released to the former stockholders of LMC Health Plans if Leon Medical Centers, Inc. (“LMC”) completes the construction of two additional medical centers in accordance with the timetable set forth in the Stock Purchase Agreement. Payments under the Stock Purchase Agreement (including potential payments with respect to post-closing purchase price adjustments required under the Stock Purchase Agreement, as well as releases of the Share Consideration from escrow) to the following related persons are allocated in accordance with such related persons’ respective former ownership interests in LMC Health Plans, as follows: Benjamin Leon, Jr. — 58.253%; Silvia Leon (Mr. Leon’s wife) — 2.0%; Benjamin Leon, III (Mr. Leon’s son) — 9.999%; Lourdes Leon (Mr. Leon’s daughter) — 9.999%; Silvia Maury (Mr. Leon’s daughter) — 9.999%; Albert R. Maury (Mr. Leon’s son-in-law and spouse of Ms. Silvia Maury) — 6.0%; and Carlos Nuñez (Mr. Leon’s brother-in-law) — 1.5%. In addition, at December 31, 2007, the Company had accrued $5,047,000 for amounts owed to the former owners of LMC Health Plans under post-closing adjustment provisions included in the Stock Purchase Agreement, which amounts, as adjusted, will be paid in May 2008.

Medical Services Agreement
          On October 1, 2007, LMC Health Plans also entered into a Medical Services Agreement with LMC (the “Medical Services Agreement”) pursuant to which LMC provides or arranges for the provision of certain medical services to LMC Health Plans’ members. The Medical Services Agreement is for an initial term of approximately ten years with an additional five-year renewal term at LMC Health Plans’ option. Mr. Leon is the majority owner, chairman of the board of directors, and chief executive officer of LMC. Mr. Leon and other related persons currently own LMC and serve as officers and/or directors of LMC as follows: Benjamin Leon, Jr., Chairman and Chief Executive Officer — 67.098%; Silvia Leon (Mr. Leon’s wife), Senior Vice President and director — 2.0%; Benjamin Leon, III (Mr. Leon’s son), President, Co-Chief Executive Officer, and director — 7.538%; Lourdes Leon (Mr. Leon’s daughter), Senior Vice President (Services) and director — 7.538%; Silvia Maury (Mr. Leon’s daughter), Vice President (Purchasing) and director — 7.538%; Albert R. Maury (Mr. Leon’s son-in-law and spouse of Ms. Silvia Maury), director — 7.538%; and Carlos Nuñez (Mr. Leon’s brother-in-law), Senior Vice President (Public Relations) and director — 0.75%. Distributions of net income, if any, by LMC are generally made by LMC to its owners in accordance with their percentage ownership.
          Payments by LMC Health Plans for medical services under the Medical Services Agreement are based on agreed upon rates for each service, multiplied by the number of plan members as of the first day of each month. Payments for pharmaceuticals (other than injectables, which, in general, are provided by LMC Health Plans) under the Medical Services Agreement are 105% of the actual cost incurred by LMC and are payable either directly by LMC Health Plans or through pharmacy benefits managers. Payments made to LMC by LMC Health Plans for medical services from October 1, 2007, to December 31, 2007, were $28,985,000. There is also a sharing arrangement with regard to LMC Health Plan’s annual medical loss ratio (“MLR”) whereby the parties share equally any surplus or deficit of up to 5% with regard to agreed-upon MLR benchmarks. The initial target for the annual MLR is 80.0%, which increases to 81.0% during the term of the agreement. At December 31, 2007, LMC Health Plans had accrued $787,000 for amounts due to LMC Health Plans from LMC under the MLR sharing arrangement.
          Under the Medical Services Agreement, LMC, either directly or through an affiliate of LMC and/or third party designees, manages certain advertising and other promotional activities with respect to LMC, in its capacity as a provider of medical services to LMC Health Plans’ members, and LMC Health Plans’ clinic model Medicare plan product offering in the operating areas that are the subject of the Medical Services Agreement. The Medical Services Agreement requires LMC Health Plans to reimburse LMC (or its affiliate and/or third party designees(s) through which it conducts such advertising and promotional activities) for costs and expenses incurred with respect to such advertising and promotional activities up to a maximum amount with respect to any twelve calendar month period during the term of the agreement. LMC Health Plans’ aggregate reimbursements to LMC from October 1, 2007, through December 31, 2007, totaled $680,000. The maximum reimbursement amount for 2008 is $3,850,000, as adjusted (upwards or downwards) to reflect the percentage increase or decrease in the per member rates for certain services under the Medical Services Agreement for 2008, as compared to 2007.
          Also, on October 1, 2007, LMC Health Plans entered into a Guaranty Agreement (the “Guaranty Agreement”) with the former stockholders of LMC Health Plans. Pursuant to the Guaranty Agreement, the sellers agreed to severally guarantee, subject to certain conditions and limitations, the payment by LMC of certain specified damages, not to exceed $100 million in the aggregate, incurred or suffered by LMC Health Plans in connection with certain specified breaches of the Medical Services Agreement by LMC. The liability of each of the following related persons under the Guaranty Agreement is limited to $100 million multiplied by the percentage hereinafter set forth following such person’s name: Benjamin Leon, Jr. — 58.253%; Silvia Leon — 2.0%; Benjamin Leon, III — 9.999%; Lourdes Leon — 9.999%; Silvia Maury — 9.999%; Albert R. Maury — 6.0%; and Carlos Nuñez — 1.5%.
Office Space Agreement
          On October 1, 2007, LMC Health Plans entered into an Office Space Agreement with LMC whereby LMC Health Plans reimburses LMC (either directly or through remittances to LMC’s landlord for the applicable premises) for the use of certain office space and equipment currently occupied and used by LMC Health Plans. The term of the Office Space Agreement will expire on the 270th day following November 28, 2007, which was the date of LMC’s delivery to LMC Health Plans of a proposed lease from a specified third party that met the requirements specified in the Office Space Agreement. Under the Office Space Agreement, LMC Health Plans is required to pay a monthly charge to LMC (which LMC Health Plans has paid directly to LMC and/or by way of remittances to LMC’s landlord for the applicable premises) computed primarily on the basis of certain agreed upon percentages of rent and other charges required to be paid by LMC to its landlord(s) for the premises where the space that is the subject of the Office Space is located. Such charges totaled $127,422 in 2007.

Employment Agreement with Albert R. Maury
          On October 1, 2007, NewQuest Management of Florida, LLC (“NQM”), a wholly owned subsidiary of the Company, entered into an Employment Agreement with Albert R. Maury, Mr. Leon’s son-in-law and a director and owner of LMC, pursuant to which Mr. Maury serves as the president and chief executive officer of LMC Health Plans and NQM. Mr. Maury was paid $47,596 in base salary and a bonus of $30,000 by the Company under this agreement in 2007. In addition, in 2008 Mr. Maury received a grant of 1,939 shares of restricted stock and an option to purchase 17,252 shares of Company stock, each under the 2006 Plan.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth information regarding the beneficial ownership of our common stock as of April 2, 2008, for:
•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our current directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
          The percentages of shares outstanding provided in the tables are based on 58,894,267 shares of common stock outstanding as of April 2, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The address of each of our directors and executive officers listed below is c/o HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067.

Name of Beneficial Owner	Number of Shares	(1)	Percent
Named Executive Officers:
Herbert A. Fritch	5,808,291	(2)	9.9%
Kevin M. McNamara	596,187	(3)	1.0%
Gerald V. Coil	82,758	(4)	*
Scott C. Huebner	140,881	(5)	*
M. Shawn Morris	52,039	(5)	*

Directors:
Bruce M. Fried	8,793	(6)	*
Robert Z. Hensley	8,543	(6)	*
Benjamin Leon, Jr.	2,613,088	(7)	4.4%
Sharad Mansukani	5,152	(8)	*
Russell K. Mayerfeld	7,976	(6)	*
Joseph P. Nolan	19,513	(9)	*
Martin S. Rash	100,150	(6)	*
Executive officers and directors as a group (16 persons)	9,740,238	(10)	16.5%

Other 5% Stockholders:
Perry Corp.	5,390,700	(11)	9.2%

*	Less than one percent.

(1)	Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of April 2, 2008) as follows: Mr. Fritch — 50,000 shares; Mr. McNamara — 50,000 shares; Mr. Coil — 62,500 shares; Mr. Huebner — 100,000 shares; Mr. Morris — 50,000 shares; and all directors and executive officers as a group — 457,500 shares.

(2)	Includes 942,077 shares held by certain trusts for the benefit of Mr. Fritch’s children and step-children, for which an unrelated third party serves as the trustee, who are of majority age and financially independent of Mr. Fritch. Mr. Fritch disclaims beneficial ownership of, and any pecuniary interest in, these securities. Includes 965,362 shares held in various grantor retained annuity trusts. Mr. Fritch has granted a security interest in 2,400,752 shares directly owned by him to a broker-dealer as security for a loan.

(3)	Includes 6,072 shares held by certain trusts for the benefit of Mr. McNamara’s children, of which his brother is the trustee. Includes 135,415 shares of restricted stock, for which the restrictions have not lapsed. Mr. McNamara has granted a security interest in 316,840 shares directly owned by him to a broker -dealer as security for a loan.

(4)	Includes 8,333 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(5)	Includes 1,939 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(6)	Includes 3,543 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(7)	Includes 6,421 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed, 1,553,414 shares received by Mr. Leon as partial consideration for his ownership interest in LMC Health Plans pursuant to the Stock Purchase Agreement, and 53,333 shares received by Mr. Leon’s spouse as partial consideration for her ownership interest in LMC Health Plans pursuant to the Stock Purchase Agreement. Also includes 999,920 shares received by Mr. Leon’s adult children, one of their spouses, and Mr. Leon’s brother-in-law as partial consideration for each of their ownership interests in LMC Health Plans pursuant to the Stock Purchase Agreement, of which Mr. Leon disclaims beneficial ownership. Shares received pursuant to the Stock Purchase Agreement are held in escrow as described above under “Certain Relationships and Related Transactions — Transactions Involving Benjamin Leon, Jr.”

(8)	Includes 5,152 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(9)	Includes 17,013 shares held directly by Mr. Nolan on account of pro rata distributions by GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P. to their respective partners. Also includes 2,500 shares held on behalf of GTCR Partners VIII, L.P., or GTCR Partners VIII. GTCR Golder Rauner II, L.L.C., or GTCR II, is the general partner of GTCR Partners VIII. GTCR II, through a six-person members committee (consisting of Mr. Nolan, Collin E. Roche, Philip A. Canfield, David A. Donnini, Edgar D. Jannotta, Jr. and Bruce V. Rauner) has voting and dispositive authority over the shares held by GTCR Partners VIII, and therefore beneficially owns such shares. Mr. Nolan has no pecuniary interest in such shares, except to the extent of his proportionate pecuniary interest in GTCR Partners VIII.

(10)	Includes 229,127 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed. See footnotes 3, 4, 5, 6, 7, and 8.

(11)	Based upon information as of December 31, 2007, set forth in stockholder’s Schedule 13G filed with the SEC on February 14, 2008. The address for Perry Corp. is 599 Lexington Avenue, New York, New York 10022.
Nashville, Tennessee
April 18, 2008

Exhibit A
HEALTHSPRING, INC.
2008 Management Stock Purchase Plan
1. Purposes; Construction.
This Plan shall be known as the “HealthSpring 2008 Management Stock Purchase Plan” and is hereinafter referred to as the “Plan.” The purposes of the Plan are to attract and retain highly-qualified executives, to align executive and stockholder long-term interests by creating a direct link between executive compensation and stockholder return, to enable executives to develop and maintain a substantial equity-based interest in HealthSpring, Inc., and to provide incentives to such executives to contribute to the success of the Company’s business. The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof, as now or hereafter construed, interpreted and applied by regulation, rulings and cases.
The terms of the Plan shall be as set forth below.
2. Definitions.
As used in this Plan, the following words and phrases have the meanings indicated:
(a)	“Agreement” means an agreement entered into between the Company and a Participant in connection with a grant under the Plan.

(b)	“Board “ means the Board of Directors of the Company.

(c)	“Annual Bonus” means the bonus earned by a Participant as determined by the Committee with respect to each year.

(d)	“Cause” means, unless otherwise defined in the applicable Agreement, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries, or (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries by the Participant. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

(e)	“Change in Control” means, unless otherwise defined in the applicable Award Agreement, any of the following events:
(i)	any person on entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, acquires beneficial ownership of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(ii)	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii)	during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the directors of the Company then still in office who were (i) directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

(iv)	a complete liquidation or dissolution of the Company; or

(v)	the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).
(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)	“Committee” means the Compensation Committee of the Board, or a subcommittee thereof, all of whose members meet the requirements set forth in Section 3(a) hereof.

(h)	“Company” means HealthSpring, Inc., a Delaware corporation, or any successor corporation.

(i)	“Disability” means, unless otherwise defined in the applicable Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

(j)	“Election” means an election filed pursuant to Section 5 of the Plan.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(l)	“Fair Market Value” per Share, Restricted Share or Restricted Share Unit means the closing price on the New York Stock Exchange (or the relevant exchange or market if the Shares are not traded on the New York Stock Exchange) of a Share for the relevant valuation date (or next preceding trading day, if such valuation date is not a trading day).

(m)	“Participant” means a person who files an Election under the Plan.

(n)	“Participating Subsidiary” means any Subsidiary that is designated by the Committee or Board to be a participating employer under the Plan.

(o)	“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(p)	“Plan Effective Date” has the meaning given in Section 5(c) hereof.

(q)	“Restricted Period” has the meaning given in Section 6(b) hereof.

(r)	“Restricted Share” or “Restricted Shares” means the common stock purchased hereunder subject to restrictions.

(s)	“Restricted Share Unit” or “Restricted Share Units” has the meaning given in Section 6(e) hereof.

(t)	“Retirement” means, unless otherwise defined in the applicable Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant’s 65th birthday.

(u)	“Rule 16b-3” means Rule 16b-3, as in effect from time to time, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(v)	“Section 16 Person” means a Participant who is subject to the reporting and short-swing liability provisions of Section 16 of the Exchange Act.

(w)	“Shares” means the voting shares of common stock of the Company, with a par value of $.01 per share.

(x)	“Subsidiary” means any subsidiary of the Company (whether or not a subsidiary as of the date the Plan is adopted).
3. Administration of the Plan.
(a)	The Plan will be administered by the Committee which consists of two or more directors of the Company, each of whom will (i) meet the independence requirements of the New York Stock Exchange, (ii) be a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and (iii) be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, and the regulations thereunder.

(b)	The Committee will have plenary authority in its discretion, but subject to the express provisions of the Plan, to administer the Plan and to exercise all the powers and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the Agreements (which need not be identical), and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee’s determinations on the foregoing matters shall be final and conclusive.

(c)	No member of the Board or the Committee will be liable for any action taken or determination made in good faith with respect to the Plan or any grant hereunder.
4. Stock Subject to Plan.
The maximum number of Shares that may be distributed as Restricted Shares under the Plan is 500,000 Shares, which number will be subject to adjustment as provided in Section 8 hereof. Such Shares may be either authorized but unissued Shares or Shares that have been or may be reacquired by the Company.
If any outstanding Restricted Shares under the Plan are forfeited and reacquired by the Company, or withheld to satisfy federal or state tax or withholding obligations, the Shares so forfeited or withheld may (unless the Plan has been terminated) again become available for use under the Plan.
5. Eligibility and Elections.
(a)	Eligibility. The Committee will have the discretion to determine the Participating Subsidiaries and the officers of the Company and each Participating Subsidiary that will be eligible to become Participants in the Plan.

(b)	Elections. Each Participant may elect to receive, in lieu of a specified portion of his or her Annual Bonus, a number of Restricted Shares equal to the amount of such specified portion of the Annual Bonus divided by a dollar amount equal to 85% of the Fair Market Value of a Share on the date on which such Restricted Shares are granted (the “Election”). The Annual Bonus payable to the Participant in cash will be reduced by the designated portion. Subject to Section 5(c) below, any Election will be effective beginning with the bonus payable with respect to the first calendar year next following the calendar year in which the Election is made (and will become irrevocable on December 31 of the calendar year in which it is made). Any cancellation of, or other change in, any Election shall become effective as of the first calendar year next following the calendar year in which notice of such cancellation or change is filed (and any such notice shall become irrevocable on December 31 of the calendar year in which it is filed). Restricted Shares shall be granted in respect of such bonus reductions on or before March 15 of each calendar year, but in any case as soon as practicable following the Committee’s determination of the Annual Bonus earned.

(c)	Initial Eligibility. Notwithstanding Section 5(b) hereof, for the initial short period commencing on the date of the approval of the Plan by the stockholders (the “Plan Effective Date”) and ending on December 31, 2008, a Participant must complete and file the Election described in Section 5(b) with the Company no later than the 30th day after the Plan Effective Date, and the maximum amount of the Annual Bonus with respect to 2008 that may be subject to the 2008 Election is the ratio of (i) the number of days remaining in calendar year 2008 after the date on which the Participant files the 2008 Election, over (ii) 366. If a Participant first becomes eligible to participate in the Plan with respect to a year other than 2008, such Participant may make an initial election to participate in the Plan under procedures and limitations analogous to those set forth in this Section 5(c).

(d)	Termination of Employment. In the event that a Participant who has elected a bonus reduction hereunder shall terminate employment before Restricted Shares are granted in respect of such bonus reduction, any bonus to which the Participant would otherwise be entitled shall be paid to the Participant consistent with the Company’s bonus payment practices and any contractual provisions between the Participant and the Company.
6. Restricted Shares.
Each grant of Restricted Shares under the Plan will be evidenced by a written Agreement between the Company and Participant, which will be in such form as the Committee from time to time approves and will comply with the following terms and conditions (and with such other terms and conditions not inconsistent with such terms as the Committee, in its discretion, may establish):
(a)	Number of Shares. Each Agreement shall state the number of Restricted Shares granted thereunder.

(b)	Restricted Period. Subject to such exceptions as may be determined by the Committee in its discretion, the Restricted Period for Restricted Shares granted under the Plan shall be two years from the date of grant.

(c)	Ownership and Restrictions. At the time of grant of Restricted Shares, a certificate representing the number of Restricted Shares granted will be registered in the name of the Participant. Such certificate will be held by the Company or any custodian appointed by the Company for the account of the Participant subject to the terms and conditions of the Plan, and will bear such legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The Participant will have all rights of a stockholder with respect to such Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares, subject to the following restrictions: (i) the Participant will not be entitled to delivery of the stock certificate until the expiration of the Restricted Period and the fulfillment of any other restrictive conditions set forth in this Plan or the Agreement with respect to such Restricted Shares; (ii) none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of (except by will or the applicable laws of descent and distribution) during such Restricted Period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee, all of the Restricted Shares will be forfeited and all rights of the Participant to such Restricted Shares will terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment of the Company or any subsidiaries for the entire Restricted Period and unless any other restrictive conditions relating to the Restricted Shares are met. Any common stock, any other securities of the Company and any other property (except cash dividends) distributed with respect to the Restricted Shares will be subject to the same restrictions, terms and conditions as such Restricted Shares.

(d)	Termination of Restrictions. At the end of the Restricted Period and provided that any other restrictive conditions of the Restricted Shares are met, or at such earlier time determined by the Committee, all restrictions set forth in the Agreement relating to the Restricted Shares or in the Plan will lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend (other than as required under the Securities Act of 1933 or otherwise), will be delivered to the Participant or his or her beneficiary or estate, as the case may be.

(e)	Restricted Share Units. Notwithstanding anything elsewhere in the Plan to the contrary, if during the Restricted Period relating to a Participant’s Restricted Shares the Committee determines that the Company may lose its United States federal income tax deduction in connection with the future lapsing of the restrictions on such Restricted Shares because of the deductibility cap of section 162(m) of the Code, unless otherwise determined by the Committee, some or all of such Restricted Shares will be converted into an equal number of Restricted Share Units, as to which payment will be postponed until such time as the Company will not lose its federal income tax deduction for such payment under section 162(m). Until payment of the Restricted Share Units is made, the Participant will be credited with dividend equivalents on the Restricted Share Units, which dividend equivalents will be converted into additional Restricted Share Units. When payment of any Restricted Share Units is made, it will be in the same form as would apply if the Participant were then holding Restricted Shares instead of Restricted Share Units. The Committee shall exercise its discretion under this Section 6(e) with respect to similarly situated Participants on a reasonably consistent basis.
7. Termination of Employment.
The following rules shall apply, in the event of a Participant’s termination of employment with the Company and its Subsidiaries, with respect to Restricted Shares held by the Participant at the time of such termination:
(a)	Termination of Employment During Restricted Period. Except as provided herein, if during the Restricted Period for any Restricted Shares held by a Participant the Participant’s employment is terminated either (i) for Cause by the Company or a Subsidiary or (ii) subject to Section 7(c), for any reason by the Participant, the Participant shall forfeit all rights with respect to such Restricted Shares, which shall automatically be considered to be cancelled, and shall have only an unfunded right to receive from the Company’s general assets a cash payment equal to the lesser of (i) the Fair Market Value of such Restricted Shares on the Participant’s last day of employment or (ii) the aggregate Annual Bonus amounts foregone by the Participant as a condition of receiving such Restricted Shares.

Except as otherwise provided herein, if a Participant’s employment is terminated by the Company or a Subsidiary without Cause during the Restricted Period for any Restricted Shares held by the Participant, the Participant shall forfeit all rights with respect to such Restricted Shares, which shall automatically be considered to be cancelled, and shall have only an unfunded right to receive from the Company’s general assets a cash payment equal to either (i) the Fair Market Value of such Restricted Shares on the Participant’s last day of employment or (ii) the aggregate Annual Bonus amounts or aggregate amount of salary (as the case may be) foregone by the Participant as a condition of receiving such Restricted Shares, with the Committee to have the sole discretion as to which of such amounts shall be payable. The Committee shall be considered to have delegated its authority to determine the amount of payment pursuant to this Section 7(a) Paragraph 2 to the Chief Executive Officer of the Company as it relates to persons other than Section 16 Persons, which authority is revocable at any time.

If the employment of a Participant holding Restricted Share Units terminates during the Restricted Period relating to such Restricted Share Units, they shall be treated in a manner substantially equivalent to the treatment of Restricted Shares set forth above.

(b)	Accelerated Lapse of Restrictions. All restrictions then outstanding with respect to Restricted Shares held by such Participant shall automatically expire and be of no further force and effect upon (i) a termination of employment which results from a Participant’s death or Disability, and (ii) a Change in Control.

(c)	Retirement of Participant. Upon the Retirement of a Participant, the Committee shall determine, in its discretion, whether all restrictions then outstanding with respect to Restricted Shares held by the Participant shall expire or the Participant shall instead be treated as though the Participant’s employment had been terminated by the Company without Cause, as described above.
8. Dilution and Other Adjustments.
In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, or other change in corporate structure affecting the Shares, such substitution or adjustment shall be made in the aggregate number of Shares that may be distributed as Restricted Shares under the Plan and the number of Restricted Shares outstanding under the Plan as determined to be appropriate by the Committee in its sole discretion; provided, however, that the number of Shares thus subject to the Plan shall always be a whole number.
9. Payment of Withholding and Payroll Taxes.
Subject to the requirements of Section 16(b) of the Exchange Act, the Committee shall have discretion to permit or require a Participant, on such terms and conditions as it determines, to pay all or a portion of any taxes arising in connection with a grant of Restricted Shares hereunder, or the lapse of restrictions with respect thereto, by having the Company withhold Shares or by the Participant’s delivering cash or other Shares having a then-current Fair Market Value equal to the amount of taxes to be withheld. In the absence of such withholding or delivery of Shares, the Company shall otherwise withhold from any payment under the Plan all amounts required by law to be withheld.
10. Coordination with 2006 Equity Incentive Plan.
In the event a Participant’s Annual Bonus has been designated under the Performance Award provisions of the Company’s 2006 Equity Incentive Plan, the maximum value of Restricted Shares that may be purchased by a Participant in any year is $5,000,000.
11. No Rights to Employment.
Nothing in the Plan or in any grant made or Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, or interfere with, or limit in any way, the right of the Company or any Subsidiary to terminate such Participant’s employment. Grants made under the Plan shall not be affected by any change in duties or position of a Participant as long as such Participant continues to be employed by the Company or a Subsidiary.

12. Amendment and Termination of the Plan.
The Board, at any time and from time to time, may suspend, terminate, modify or amend the Plan; provided, however, that an amendment that requires stockholder approval for the Plan to continue to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. No suspension, termination, modification or amendment of the Plan may adversely affect any grants previously made, unless the written consent of the Participant is obtained.
13. Term of the Plan.
The Plan shall terminate ten years from the Plan Effective Date. No other grants may be made after such termination, but termination of the Plan shall not, without the consent of any Participant who then holds Restricted Shares or to whom Restricted Share Units are then credited, alter or impair any rights or obligations in respect of such Restricted Shares or Restricted Share Units.
14. Governing Law.
The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such laws are preempted by Federal law.

ANNUAL MEETING OF STOCKHOLDERS OF HEALTHSPRING, INC. May 20, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. +Please detach along perforated line and mail in the envelope provided. + II 20230000000000000000 0 052008 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Proposal to elect the following nominees as Class III directors to serve FOR AGAINST ABSTAIN three-year terms or until their respective successors have been duly 2. Proposal to approve the HealthSpring, Inc. 2008 Management 000 elected and qualified. NOMINEES: FOR ALL NOMINEES Robert Z. Hensley Russell K. Mayerfeld Withhold AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) Stock Purchase Plan. 3. In the discretion of the proxies, on any other matter incident to the conduct of the Annual Meeting or that may properly come before the Annual Meeting and any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the 2007 Annual Report, prior to the signing of this proxy. All of the proposals set forth hereon are more fully described in the Proxy Statement. INSTRUCTIONS: To withhold authority to vole for any individual nominee(s), mark FOR ALL EXCEPT and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this D method. Signature of Stockholder I Date: Signature of Stockholder Date: I Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as Such. If the signer IS a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HEALTHSPRING, INC. 9009 Carothers Parkway, Suite 501 Franklin, Tennessee 37067 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEALTHSPRING, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2008, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned hereby appoints Kevin M. McNamara and J. Gentry Barden, or either of them, or any successors in their respective positions, as proxies with full powers of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of common stock of HealthSpring, Inc. (the “Company”) held of record by the undersigned as of April 2, 2008, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the executive offices of the Company on Tuesday, May 20, 2008, at 10:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof. The Board of Directors recommends a vote “FOR” the Board’s nominees and “FOR” approval of the HealthSpring, Inc. 2008 Management Stock Purchase Plan. Shares of common stock of the Company will be voted as specified. If not otherwise specified, this proxy will be voted “FOR” the election of the Board of Directors’ nominees to the Board of Directors, “FOR” approval of the HealthSpring, Inc. 2008 Management Stock Purchase Plan, and on other matters incident to the conduct of the Annual Meeting or properly presented at the discretion of the proxies. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting in the manner described in the Proxy Statement. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. (Continued and to be signed on the reverse side.) 14475